OFFERING CIRCULAR

800,000 shares

THE VICTORY BANCORP, INC.

548 N. Lewis Road

Limerick Township, PA 19468

(610) 948-9000

We are offering up to 800,000 shares of our common stock, par value $1.00 per share, at a price of $7.50 per share on a best efforts basis. This offering is being conducted pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. We are offering our common stock to our existing stockholders and to individuals who are not our stockholders and who reside in the Commonwealth of Pennsylvania, the State of New Jersey or the State of Florida. The offering is expected to commence on or about May 23, 2016 and terminate on the date six months from the commencement date. The closing of the offering is conditioned upon the receipt and acceptance of subscriptions for a minimum of 400,000 shares of common stock or $3,000,000. Once we reach $3,000,000 in subscriptions, we may, in our sole discretion, determine to conduct an initial closing. In such event, we would then continue the offering until the earlier of the maximum of the offering or the offering expiration date. We will terminate the offering if we do not receive and accept subscriptions for 400,000 shares of common stock by October 3, 2016. If we terminate the offering we will promptly return all funds without interest.

Each subscriber must subscribe for at least 1,334 shares of our common stock ($10,005), although we may waive this minimum as we deem appropriate in our sole discretion. No individual (including immediate family members living in the same household) or group acting in concert may purchase more than 9.9% of the amount of our common stock to be outstanding at the close of the offering. Once submitted and accepted by us, subscriptions are irrevocable until the completion or termination of the offering, subject to our discretion to accept a larger subscription. We reserve sole and absolute discretion to reject any order in whole or in part for any reason or to allot to a subscriber less than the number of shares for which the subscriber subscribed. Funds received prior to the completion of the offering will be held in a segregated escrow account with Atlantic Community Bankers Bank, a federally-insured banker’s bank, until the closing or termination of the offering. If the offering is oversubscribed, you may receive fewer shares than for which you subscribed because we will allocate the shares among subscribers in our sole discretion. In that case, we will refund to you promptly all funds not used to purchase shares in the offering, without interest.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 10 of this Offering Circular to read about risks you should carefully consider before making your investment decision.

	Per Share	Minimum	Maximum
Offering Price	$7.50	$3,000,000	$6,000,000
Proceeds to us, after expenses (1)	$7.31	$2,850,000	$5,850,000

(1)	Expenses are estimated and include legal, accounting, marketing and printing expenses of $85,000, $25,000, $2,500 and $15,000, respectively. There are no underwriters in connection with the Offering.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Offering Circular. Any representation to the contrary is a criminal offense.

Shares of our common stock are not savings accounts, deposits or other obligations of a depository institution and are not insured by the FDIC or any other government agency.

Neither this Offering nor the shares being offered hereby have been registered with the Securities and Exchange Commission, the FDIC, the Board of Governors of the Federal Reserve System, the Pennsylvania Corporation Commission, the Pennsylvania Department of Banking and Securities (“DOBS”) or the securities commission of any state or other jurisdiction.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any shares of common stock offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These shares of common stock are offered pursuant to an exemption from registration with the Securities and Exchange Commission; however, the Securities and Exchange Commission has not made an independent determination that the shares of common stock offered hereunder are exempt from registration.

This Offering Circular follows the Form 1-A disclosure format

The date of this Offering Circular is _______________, 2016

About this Offering Circular

You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of, any different or additional information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it.

This Offering Circular is not an offer to sell, nor is it seeking an offer to buy, shares of our common stock in any jurisdiction where the offer or sale is not permitted. The information contained in this Offering Circular is accurate only as of the date of this Offering Circular, regardless of the time of the delivery of this Offering Circular or any sale of our common stock. Our business, financial condition, results of operations and growth prospects may have changed since that date. Information contained on, or accessible through, our website is not part of this Offering Circular.

Market Data

We obtained the statistical and other market data used in this Offering Circular from independent industry sources and publications as well as from research reports prepared by third parties. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe that this information is reliable, we have not independently verified such information.

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OFFERING CIRCULAR SUMMARY

This summary highlights selected information contained in this Offering Circular and may not contain all of the information that you need to consider in making your investment decision. To understand this Offering fully, you should read the entire offering circular carefully, including the section titled “Risk Factors” and our consolidated financial statements.

Unless we state otherwise or the context otherwise requires, references to “we,” “our,” “us” and “the Company” refer to The Victory Bancorp, Inc., a Pennsylvania corporation, and our consolidated subsidiary, The Victory Bank, a Pennsylvania state-chartered bank, and references to “the Bank” or “Victory Bank” refer to The Victory Bank.

Overview

We are a bank holding company headquartered in Limerick, Pennsylvania, offering a wide range of commercial banking products tailored to meet the needs of individuals and small to medium-sized businesses through The Victory Bank, our Pennsylvania-chartered commercial bank subsidiary. We serve our primary markets of Montgomery, Chester and Berks Counties, Pennsylvania, from our main office located in Limerick. Victory Bank was chartered as a de novo commercial bank by Joseph W. Major, our Chairman and Chief Executive Officer, and a group of local individuals, including our board of directors, in 2008. We believe we will have continuing opportunities to grow organically and will consider strategic acquisitions as an additional means of growth, although we do not have any immediate plans, arrangements or understandings relating to any specific acquisition or similar transactions. With an experienced management team, excellent credit quality and an infrastructure capable of accommodating our growing franchise, we believe that we are positioned to take advantage of market opportunities in the future.

As of December 31, 2015, we had consolidated total assets of approximately $176.7 million, total loans of $167.2 million, total deposits of $141.4 million and total stockholders’ equity of $10.7 million. The largest component of our loan portfolio at December 31, 2015 was our commercial mortgage loans, which totaled $79.7 million, or 47.7% of our total loans, followed by commercial term and commercial lines of credit, which were 13.5% and 12.0% of total loans, respectively, at December 31, 2015. Construction and other consumer loans, which totaled 11.1% and 11.0%, respectively, of our total loans at December 31, 2015, constituted the remaining significant components of our loan portfolio. We generate a substantial portion of our revenue from our lending activities, in the form of both interest income and loan-related fees. Loan interest income was $8.0 million for the year ended December 31, 2015 comprising substantially all of our interest income for that period.

Our History and Growth

The Victory Bank was chartered as a de novo commercial bank with an initial capitalization of $10.3 million primarily from local investors, including our board of directors and executive management. We commenced operations on January 16, 2008. Since inception, the Bank’s growth has been organic. Our first profitable year was 2011 and we have continued to be profitable each year since then.

Our current operations primarily consist of making loans and accepting deposits in our market areas, and our income is derived chiefly from interest and fees charged on loans and from fees for the deposit services that we offer. We currently generate a small amount of interest income from returns on our investment securities. We do not currently offer trust or insurance products or wealth management services.

Our Competitive Strengths

We believe that we are well-positioned to create value for our shareholders, particularly as a result of our attractive markets and the following competitive strengths:

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•	Experienced Management Team. Our management team has a long and successful history of managing banks, with an average of 25 years of banking experience across six senior executives. Our senior managers have a demonstrated track record of managing growth profitably, maintaining a strong credit culture and implementing a relationship-based approach to banking.

•	Technology Infrastructure in Place for Growth. We have embraced the latest technological developments in the banking industry, which we believe allows us to better leverage our employees by enabling them to focus on developing customer relationships, generate retail deposits in an efficient manner, expand the suite of products that we can offer to customers and allows us to compete more efficiently and effectively as we grow.

•	Our Primary Focus is on Commercial Customers. We are a niche bank that focuses on small businesses and professional practice groups. We provide loans to, and obtain deposits from, such companies and their principals. Our lending team has years of experience in this type of lending and we have been successful at it. We understand our customers’ needs in this market and the risks associated with this type of lending.

•	Excellent Work Force. We believe we have a superior work force. We make our hiring decisions based on a variety of factors, including experience, talent and character. We offer a competitive compensation and benefits package to our employees to reward them and to retain such individuals as our employees over the long term. Our chief executive officer, chief financial officer, chief banking and lending officer and chief retail officer all have been with the Bank since inception and our chief credit officer joined the Bank in the first year after we opened for business. Many of our employees have also been with us since the inception of the Bank.

Our Operating Strategy

Our goal is to become the bank of choice in the markets that we serve, while seeking to provide an attractive return to our shareholders. We have implemented the following operational strategies to achieve this goal:

Focus on customer satisfaction. We believe that customer satisfaction is a key to generating sustainable growth and profitability. While continually striving to ensure that our products and services meet our customers’ demands, we also encourage our officers and employees to focus on providing personal service and attentiveness to our customers in a proactive manner.

Our focus on customer satisfaction also underpins our referral-based strategy, since we believe that a customer who knows and trusts his or her representative at the Bank is more likely to refer his or her friends, family and business partners to us. Our loan officers have been actively involved in a direct lending capacity in our markets for many years, which tends to make such referrals more likely. Our directors and shareholders also have provided a good source of introductions and referrals, and we anticipate such introductions and referrals will continue to occur.

Continue to maintain strong credit quality. Through disciplined underwriting procedures and management of our concentrations and credits, we have maintained our asset quality as we have grown our franchise. We proactively and decisively deal with problem credits as they are identified. At December 31, 2015, delinquent loans were 0.6% of total loans, while our annualized net charge-offs were 0.2% of total average loans for the year ended December 31, 2015 and our allowance for loan losses as a percentage of total nonperforming loans was 164.4%. Net charge-offs as a percentage of total average loans averaged 0.1% for the year ended December 31, 2014.

Maintain Strong Capital. We have also maintained strong capital levels throughout our operating history. We have supplemented the capital generated by our operations through one exempt offering of our preferred stock and through the issuance of preferred stock to the U.S. Department of Treasury under the Small Business Lending Fund (“SBLF”). We raised a total of $2.6 million in the exempt offering from investors predominantly located within our markets and raised $3.4 million from the issuance of the SBLF preferred stock.

Focus on Protecting a Fair Net Interest Margin. We believe that the interest rate on a loan should be reflective of the risk inherent in a loan. We do not generally originate loans at reduced rates in order to compete in our marketplace. At December 31, 2015, our net interest margin was 4.33% and our net interest spread was 4.16%.

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On October 15, 2015, the Company closed a pooled private offering of $5.0 million of subordinated debt. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $100,000, on or after October 1, 2020 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on October 1, 2025. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Subordinated Loan Agreement. At December 31, 2015, we had an 8.7% tier 1 leverage capital ratio, a 9.1% common equity tier 1 risk-based capital ratio, a 9.1% tier 1 risk-based capital ratio and a 10.2% total risk-based capital ratio.

Our Markets

Our service area primarily includes Montgomery, Chester and Berks counties, Pennsylvania, which are Pennsylvania’s 3rd, 7th and 9th most populous counties, respectively, with approximately 816,857, 512,784, and 413,691 residents, respectively, according to the U.S. Census Bureau’s 2014 Population Estimate. The median household income in 2014 for Montgomery, Chester and Berks counties was $79,926, $86,093 and $55,798, respectively, according to the U.S. Census Bureau. Chester and Montgomery counties rank first and second, respectively, in Pennsylvania county household income.

Corporate Information

Our principal executive office is located at 548 North Lewis Road, Limerick, Pennsylvania 19468, and our telephone number at that address is (610) 948-9000. Our website address is www.thevictorybank.com. The information contained on our website is not a part of, or incorporated by reference into, this Offering Circular.

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THE OFFERING

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you, and you are encouraged to carefully review in its entirety the remainder of this Offering Circular.

Common stock offered by us	800,000 shares of common stock

Common stock outstanding after this Offering	1,825,464 shares of common stock (1)

Use of Proceeds	We estimate that the net proceeds to us from this Offering, after deducting estimated offering expenses payable by us, will be approximately $5.8 million based on an offering price of $7.50 per share. We intend to use the net proceeds of this Offering (substantially all of which we intend to contribute to the capital of The Victory Bank) primarily to support growth in loans and deposits and for other general working capital and corporate purposes. While not currently anticipated, we may consider using some of the proceeds to redeem a portion of our outstanding preferred stock. See “Use of Proceeds.”

Dividend Policy	We have not paid any dividends on our common stock since our organization in 2008. In the future, our board of directors will make any determination whether or not to pay dividends on our common stock based upon our results of operations, financial condition, capital requirements, regulatory and contractual restrictions (including with respect to our preferred securities, which are senior to our shares of common stock and have a preference on dividends), our business strategy and other factors that the board deems relevant. See “Dividend Policy.”

Rank	Our common stock is subordinate to our preferred securities with respect to the payment of dividends and the distribution of assets upon liquidation. We pay dividends on our outstanding preferred stock. See “Description of Victory Bancorp Capital Stock–Preferred Stock.” In addition, our common stock will be subordinate to any preferred stock or debt that we may issue in the future.

Listing	We intend to apply to have our common stock quoted on the OTC Markets. There is no assurance that our application will be approved or, if approved, that an active trading market will develop for our common stock.

Determination of Offering Price	There has been no public market for our common stock prior to this offering. The offering price was determined by our board of directors taking into account various factors, including among others, our book value, our earnings prospects and market conditions at the time of this offering.

Closing	We may conduct an initial closing once we have received subscriptions for a minimum of $3.0 million. In such event, we would continue the offering following the initial closing until the earlier of: (i) receipt of subscriptions for the remaining amount of common stock offered; or (ii) the termination date of the offering.

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Risk Factors	Investing in our common stock involves a significant degree of risk. See “Risk Factors” beginning on page 10 of this Offering Circular for a discussion of certain factors that you should carefully consider before making an investment decision.

(1)	The number of shares of our common stock to be outstanding after this Offering is based on 1,025,464 shares of our common stock issued and outstanding as of December 31, 2015. Unless otherwise indicated, information contained in this Offering Circular regarding the number of outstanding shares of our common stock excludes the following:

•	64,640 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $10.00 per share, all of which have vested; and

•	100,000 shares of common stock issuable upon the exercise of certain outstanding warrants at a weighted average exercise price of $10.00 per share.

•	515,313 shares of common stock issuable upon exercise of rights to convert the Series E Preferred Stock to common stock.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION

The summary consolidated financial information presented below is derived in part from Victory Bancorp’s consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 is derived in part from the audited consolidated financial statements that appear in this Offering Circular.

	At or for the Years Ended December 31,
	2015	2014
	(In thousands)
Financial Condition Data:
Total assets	$176,715	$157,334
Cash and cash equivalents	2,684	1,912
Investment securities	1,098	1,558
Loans receivable, net	165,378	146,376
Deposits	141,371	129,926
Other borrowed funds	19,407	13,331
Subordinated debt	4,915	—
Total stockholders’ equity	$10,701	$13,361

Operating Data:
Interest income	$8,075	$7,483
Interest expense	1,245	1,059
Net interest income	6,830	6,424
Provision for loan losses	272	231
Net interest income after provision for loan losses	6,558	6,193
Non-interest income	253	379
Non-interest expense	5,474	5,519
Income before income taxes	1,337	1,053
Income taxes	(323)	(448)
Net income	1,014	605
Preferred stock dividends	222	217
Net income available to common stockholders	$792	$388

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	At or for the Years Ended December 31,
	2015	2014

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.6%	0.4%
Return on equity (ratio of net income to average equity)	7.5%	4.5%
Interest rate spread(1)	4.2%	4.3%
Net interest margin(2)	4.3%	4.5%
Efficiency ratio(3)	77.3%	81.1%
Non-interest expense to average total assets	3.3%	3.7%
Average interest-earning assets to average interest-bearing liabilities	120.5%	120.8%
Net loans to deposits	117.0%	112.7%

Asset Quality Ratios:
Non-performing assets to total assets(4)	0.8%	1.3%
Non-performing loans to total loans	0.6%	1.2%
Allowance for loan losses to non-performing loans	164.4%	98.3%
Allowance for loan losses to total loans	1.1%	1.2%
Net charge offs as a percentage of average loans outstanding	0.2%	0.1%

Capital Ratios:
Average equity to average assets	8.2%	8.9%
Equity to total assets at end of period	6.1%	8.5%
Total capital to risk-weighted assets	10.5%	10.5%
Tier 1 capital to risk-weighted assets	4.9%	5.1%
Tier 1 capital to average assets	4.6%	5.1%

Per Share Data:
Book Value	$7.88	$7.13
Tangible Book Value	7.72	6.92
Earnings per share	0.77	0.38
Diluted earnings per share	0.63	0.37

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents total non-interest expense divided by the sum of net-interest and non-interest income.
(4)	Non-performing assets consist of non-performing loans and other real estate owned.

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Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

	At or for the Years Ended December 31,
	2015	2014

Efficiency Ratio:
Non-Interest Expense	$5,474	$5,519
Net Interest Income	6,830	6,424
Non-Interest Income	253	379
Efficiency Ratio	77.3%	81.1%

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RISK FACTORS

An investment in our common stock is subject to certain risks. You should carefully review the following risk factors and other information contained in this Offering Circular before deciding whether this investment is suited to your particular circumstances. The risk factors set forth below are not the only risks that may affect us but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. The value or market price of our securities could decline due to any of these identified or other risks, and you could lose all or part of your investment.

Risks Relating to Our Business

We may not be able to successfully manage our growth or implement our growth strategies, which may adversely affect our results of operations and financial condition.

A key aspect of our business strategy is our continued growth. Our ability to continue to grow depends, in part, upon our ability to raise additional capital, attract deposits and identify attractive loan and investment opportunities. Our ability to manage our growth successfully also will depend on whether we can maintain capital levels adequate to support our growth, maintain cost controls, and maintain asset quality.

As we continue to implement our organic growth strategy, we expect to incur increased personnel, occupancy and other operating expenses. We generally must absorb those higher expenses while we continue to generate new deposits, and there is a further time lag involved in redeploying new deposits into attractively priced loans and other higher yielding earning assets. Thus, our plans to grow could depress our earnings in the short run, even if we efficiently execute this growth.

Our focus on lending to small- and mid-sized community-based businesses and the unseasoned nature of some of our portfolio may increase our credit risk.

A majority of the Bank’s loans are made to small business or middle market clients who may have a heightened vulnerability to economic conditions. Also, all of our loans have been originated since we commenced operations in 2008 and, therefore, some of the loans in our portfolio are unseasoned. For unseasoned loans, the borrowers may not have experienced a complete business or economic cycle. Accordingly, some of our loans may not have had sufficient time to perform to properly indicate the magnitude of potential non-performing loans and we may have delinquency or charge-off levels above our historical experience to date, which could adversely affect our future performance.

Our loan portfolio is concentrated in loans with a higher risk of loss.

We originate loans collateralized by commercial properties and commercial assets primarily within our market area. Generally, these types of loans have a higher risk of loss than residential mortgage loans for a number of reasons, including those described below:

Repayment of our commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

We offer different types of commercial loans to a variety of businesses. The types of commercial loans offered are business lines of credit, term equipment financing and term real estate loans. Commercial business lending involves risks that are different from those associated with real estate lending. Real estate lending is generally considered to be collateral-based lending with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral being viewed as the primary source of repayment in the event of borrower default. Our commercial business loans are primarily made based on the anticipated cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use, among other things. Accordingly, the repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral provided by the borrower. As of December 31, 2015, our commercial business loans totaled $122.3 million, or approximately 73.2% of our total loan portfolio.

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Our commercial real estate loans involve higher principal amounts than other loans and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

We originate commercial real estate loans for individuals and businesses for various purposes, which are secured by commercial properties. These loans typically involve higher principal amounts than other types of loans, and repayment is dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions. For example, if the cash flow from the borrower’s project is reduced as a result of leases not being obtained or renewed, the borrower’s ability to repay the loan may be impaired.

Commercial mortgage loans also expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be sold as easily as residential real estate. For this reason, if we foreclose on a commercial real estate loan, our holding period for the collateral typically is longer than for one-to-four family residential loans. In addition, many of our commercial real estate loans are not fully amortizing and contain large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment.

Commercial real estate loans also generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, if we make any errors in judgment in the collectability of our commercial real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our home equity or consumer loan portfolios. As of December 31, 2015, our commercial real estate loans totaled $79.7 million, or 47.7% of our total loan portfolio. Our largest commercial real estate loan at that date was $2.0 million, of which $1.1 million was participated to a local financial institution, and was performing in accordance with its terms.

We may be required to make further increases in our provision for loan losses and to charge off additional loans in the future, which could adversely affect our results of operations.

Lending money is a substantial part of our business. Every loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flows of the borrower and/or the project being financed;

•	the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and

•	the duration of the loan.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which we believe is appropriate to provide for probable losses in our loan portfolio. The amount of this allowance is determined by our management through a periodic review and consideration of several factors, including, but not limited to:

•	a general reserve, based on our historical default and loss experience;

•	a specific reserve, based on our evaluation of non-performing loans and the underlying collateral of such loans; and

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•	current macroeconomic factors.

For the year ended December 31, 2015, we recorded a provision for loan losses of $272,000 compared to $231,000 for the same period in 2014. We recorded $280,000 and $127,000 in charge-offs in the years ended December 31, 2015 and 2014, respectively. At December 31, 2015 and 2014, our non-performing loans consisted of seven loan relationships and six loan relationships in the amount of $1.1 million and $1.8 million, or 0.6% and 1.2% of total loans, respectively. The allowance for loan losses as a percentage of non-performing loans was 164.4% and 98.3%, respectively, as of December 31, 2015 and 2014, respectively. Although the amounts of our delinquencies are relatively low, if there is a downturn in our market areas we could experience significantly higher delinquencies and credit losses. As a result, we may be required to make further increases in our provision for loan losses and to charge off loans in the future, which could adversely affect our financial condition and results of operations, perhaps materially.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for probable loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.

We are dependent on our information technology and telecommunications systems and third-party servicers, and systems failures, interruptions or breaches of security could have a material adverse effect on us.

Our business is dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party servicers. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business, and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on us.

We provide our customers with the ability to bank remotely, including over the Internet. The secure transmission of confidential information over the Internet is a critical element of remote banking. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that our activities or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could materially and adversely affect us.

Additionally, financial products and services have become increasingly technology-driven. Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on the ability to keep pace with technological advances and to invest in new technology as it becomes available. The ability to keep pace with technological change is important, and the failure to do so could have a material adverse impact on our business and therefore on our financial condition and results of operations.

Fluctuating interest rates can adversely affect our profitability.

Our profitability is dependent to a large extent upon net interest income, which is the difference (or “spread”) between the interest earned on loans, securities and other interest-earning assets and the interest paid on deposits, borrowings, and other interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread, and, in turn, our profitability.

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Tightening of credit markets and liquidity risk could adversely affect our business, financial condition and results of operations.

Liquidity is essential to our business. A tightening of the credit markets and the inability to obtain adequate funding to replace deposits and fund continued loan growth may negatively affect asset growth and, consequently, our earnings capability and capital levels. In addition to any deposit growth and loan payments, we rely from time to time on advances from the Federal Home Loan Bank (“FHLB”) of Pittsburgh and have access to other funding sources to fund loans and replace deposits. There can be no assurance additional funds, if sought, would be available to us or, if available, would be on favorable terms. If additional financing sources are unavailable or are not available on reasonable terms, our growth and future prospects could be adversely affected. Factors that could detrimentally impact our access to liquidity sources include a further downturn in the economy, a decrease in the level of our business activity as a result of a downturn in the Pennsylvania markets in which our loans are concentrated or adverse regulatory action against us. Our ability to access these sources could be impaired by deterioration in our financial condition as well as factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations for the financial services industry or serious dislocation in the general credit markets. In the event such a disruption should occur, our ability to access these sources could be adversely affected, both as to price and availability, which would limit, or potentially raise the cost of, the funds.

Departures of key personnel or directors may impair our operations.

Our future prospects are and will remain highly dependent on our directors and executive officers. Our success will, to some extent, depend on the continued service of our directors and continued employment of the executive officers. The unexpected loss of the services of any of these individuals could have a detrimental effect on our business.

In order to continue our growth, we must attract and retain experienced banking professionals. If we are unable to attract qualified banking professionals, our growth plans could be delayed or curtailed. If we are unable to retain or replace, if needed, our current banking professionals, our business, financial condition, prospects and results of operations may be adversely affected.

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations.

We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or laws could have a substantial impact on us and our operations. Additional legislation and regulations that could significantly affect our powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on our financial condition and results of operations. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, and not holders of our common stock. These regulations affect our lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress, state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Legislation that has or may be passed at the Federal level and/or by Pennsylvania in response to current conditions affecting credit markets could cause us to experience higher credit losses if such legislation reduces the amount that the Bank’s borrowers are otherwise contractually required to pay under existing loan contracts. Such legislation could also result in the imposition of limitations upon Victory Bank’s ability to foreclose on property or other collateral or make foreclosure less economically feasible. Such events could result in increased loan losses and require a material increase in the allowance for loan losses. Failure to comply with laws, regulations or policies could also result in enforcement actions or sanctions by regulatory agencies, civil money penalties and/or reputational damage, which could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

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Regulation of the financial services industry has undergone major changes, and future legislation could increase our cost of doing business or harm our competitive position.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010 has created a significant shift in the way financial institutions operate and restructured the regulation of depository institutions. The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions including the authority to prohibit “unfair, deceptive or abusive” acts and practices.

As required by the Dodd-Frank Act, the federal banking regulators have adopted new consolidated capital requirements, which limit our ability to borrow at the holding company level and invest the proceeds from such borrowings as capital in the Bank that could be leveraged to support additional growth. The Dodd-Frank Act contains various other provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009. The Dodd-Frank Act may have a material impact on our operations, particularly through increased regulatory burden and compliance costs.

Any future legislative changes could have a material impact on our profitability, the value of assets held for investment or collateral for loans. Future legislative changes could require changes to business practices or force us to discontinue businesses and potentially expose us to additional costs, liabilities, enforcement action and reputational risk.

New capital rules generally require insured depository institutions and their holding companies to hold more capital. The impact of the new rules on our financial condition and operations is uncertain but could be materially adverse.

New capital rules adopted by the Federal Reserve and the OCC substantially amended the regulatory risk-based capital rules applicable to us. The rules phase in over time beginning in 2015 and will become fully effective in 2019. Our minimum capital requirements changed and are now (i) a common Tier 1 equity ratio of 4.5%, (ii) a Tier 1 capital (common Tier 1 capital plus Additional Tier 1 capital) of 6% (up from 4%) and (iii) a total capital ratio of 8% (the current requirement). Beginning in 2016, a capital conservation buffer will phase in over three years, ultimately resulting in a requirement of 2.5% on top of the common Tier 1, Tier 1 and total capital requirements, resulting in a required common Tier 1 equity ratio of 7%, a Tier 1 ratio of 8.5%, and a total capital ratio of 10.5%. Failure to satisfy any of these three capital requirements will result in limits on paying dividends, engaging in share repurchases and paying discretionary bonuses. These limitations will establish a maximum percentage of eligible retained income that could be utilized for such actions.

We are subject to the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The federal Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. Federal and state bank regulators also have begun to focus on compliance with Bank Secrecy Act and anti-money laundering regulations. If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

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We are subject to a variety of operational risks, environmental, legal and compliance risks, and the risk of fraud or theft by employees or outsiders, which may adversely affect our business and results of operations.

We are exposed to many types of operational risks, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, and unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to attract and keep customers and can expose us to litigation and regulatory action. Actual or alleged conduct by the Bank can also result in negative public opinion about our other businesses.

If personal, non-public, confidential or proprietary information of customers in our possession were to be misappropriated, mishandled or misused, we could suffer significant regulatory consequences, reputational damage and financial loss. Such mishandling or misuse could include, for example, erroneously providing such information to parties who are not permitted to have the information, either by fault of our systems, employees, or counterparties, or the interception or inappropriate acquisition of such information by third parties.

Because the nature of the financial services business involves a high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully rectified. Our necessary dependence upon automated systems to record and process transactions and our large transaction volume may further increase the risk that technical flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. We also may be subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control (for example, computer viruses or electrical or telecommunications outages, or natural disasters, disease pandemics or other damage to property or physical assets) which may give rise to disruption of service to customers and to financial loss or liability. We are further exposed to the risk that our external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as we are) and to the risk that our (or our vendors’) business continuity and data security systems prove to be inadequate. The occurrence of any of these risks could result in our diminished ability to operate our business (for example, by requiring us to expend significant resources to correct the defect), as well as potential liability to clients, reputational damage and regulatory intervention, which could adversely affect our business, financial condition or results of operations, perhaps materially.

Changes in accounting standards may affect our performance.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time there are changes in the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we report and record our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in a retrospective adjustment to prior financial statements.

We may not be successful in raising additional capital needed in the future; additional issuances of common stock can dilute your ownership interest.

In the future, should we need additional capital to support our business, expand operations or maintain minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed or at prices or terms acceptable to us, our ability to further expand our operations could be materially impaired. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest. In addition, there may future issuances of additional common stock whether to finance an acquisition or as consideration paid to the stockholders of the acquired institution. Any such acquisitions and related issuances of stock may have dilutive effect on earnings per share and the percentage ownership of current stockholders.

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We face competition from banks, financial service companies and other companies that offer banking services, which could adversely affect our business.

Competition in our market may result in reduced loans and deposits or reduced rates charged or paid on these instruments and adversely affect our net interest margin. Ultimately, we may not be able to compete successfully against current and future competitors. Our competitors include national and super-regional banks, finance companies, investment banking and brokerage firms, credit unions, other community banks and technology-oriented financial institutions offering online services, many with greater resources that afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits than we do and are thereby better able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, as well as the range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances, such as Internet-based banking services that cross traditional geographic bounds, enable more companies to provide financial services. The ability to keep pace with technological change is important, and the failure to do so could have a material adverse impact on our business. If we are not able to effectively compete in our market area, our results of operations may be negatively affected.

Risks Relating to the Offering

There is little public information about Victory Bancorp.

Victory Bancorp is not a reporting company under the Securities Exchange Act of 1934, does not file with the Securities and Exchange Commission full annual or quarterly financial statements and is not required to provide its shareholders with a proxy statement in compliance with Schedule 14A under the Exchange Act. As a result, there may not be current information available to the public upon which investors may base decisions to buy and sell Victory Bancorp common stock.

In the future, if Victory Bancorp has over 2,000 holders of record of its common stock, Victory Bancorp would be required to register its common stock under the Exchange Act and provide audited annual financial statements, quarterly summary financial statements, an annual report to shareholders and a proxy statement in compliance with the Exchange Act. Victory Bancorp, however, does not believe that its record holders will exceed 2,000 after the offering or any time in the foreseeable future.

Our common stock is not FDIC-insured.

Shares of our common stock are not securities, savings or deposit accounts or other obligations of our subsidiary bank, The Victory Bank, or any other bank. Shares of our common stock are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risk, including the possible loss of your entire investment.

Our common stock is not currently listed and the price of our common stock may fluctuate significantly, which may make it difficult for investors to resell shares of common stock at a time or price they find attractive.

We intend to apply to have our common stock quoted on the OTC Market following the closing of the offering. There is no assurance that our application will be approved. If our application is approved, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this Offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active.

Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. In addition to those described in “Special Note Regarding Forward-Looking Statements.” These factors include:

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•	Actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	Changes in financial estimates or publication of research reports and recommendations by financial analysts with respect to us or other financial institutions;

•	Reports in the press or investment community generally or relating to our reputation or the financial services industry;

•	Strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	Fluctuations in the stock price and operating results of our competitors;

•	Future sales of our equity or equity-related securities;

•	Proposed or adopted regulatory changes or developments;

•	Domestic and international economic factors unrelated to our performance; and

•	General market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results.

Directors and officers of the Company currently own approximately 17.8% of the outstanding shares of common stock which could make it more difficult to obtain approval for some matters submitted to shareholder vote, including acquisitions of the Company.

Directors and executive officers of the Company and their affiliates currently own approximately 17.8% of the outstanding shares of common stock, excluding shares that may be acquired upon the exercise of options and warrants or through the conversion of preferred stock. By voting against a proposal submitted to shareholders, the directors and officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders, such as some mergers, share exchanges, asset sales, and amendments to the articles of incorporation.

Substantial regulatory limitations on changes of control and anti-takeover provisions of Pennsylvania law may make it more difficult for shareholders to receive a change in control premium.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquiror is a bank holding company) of any class of the Company’s voting stock or obtaining the ability to control in any manner the election of a majority of its directors or otherwise direct the management or policies of the Company without prior notice or application to and the approval of the Federal Reserve. Also, Pennsylvania corporate law contains several provisions that may make it more difficult for a third party to acquire control of the Company without the approval of its board of directors, and may make it more difficult or expensive for a third party to acquire a majority of its outstanding common stock.

The holders of our preferred stock have rights that are senior to and in addition to those of our common shareholders.

Our Series E preferred stock ranks senior to our common stock. Therefore, we must pay dividends on the preferred stock before we can pay any dividends on our common stock. In the event of our bankruptcy, dissolution, or liquidation, the holders of our preferred stock must be satisfied before we can make any distributions to our common shareholders. If we do not remain current in the payment of dividends on the Series E preferred stock, no dividends may be paid on our common stock.

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THE OFFERING

General

The maximum amount of common stock that we may issue or sell, in this Offering, is subject to a maximum limitation which limits the aggregate consideration that we receive for all securities sold pursuant to this Offering, and for the sale of any other securities which we are required to integrate with this Offering under the rules of the Securities and Exchange Commission, to no more than $50.0 million in any 12 month period. We have not sold any securities in the twelve month period prior to this Offering.

We are offering a minimum of 400,000 shares and a maximum of 800,000 shares of our common stock at a price of $7.50 per share. The offering of shares of our common stock is being made pursuant to an exemption from registration under Regulation A. We have not engaged a third-party to assist with the sale of our common stock in this offering. Subject to compliance with applicable securities laws, we will offer and sell the common stock on a best efforts basis through our executive officers and directors, subject to applicable securities laws, who will not receive any commission or other compensation in connection with those activities.

Each subscriber must subscribe for at least 1,334 shares of our common stock ($10,005), although we may waive this minimum as we deem appropriate in our sole discretion. No individual (including immediate family members living in the same household) or group acting in concert may purchase more than 9.9% of the amount of our common stock to be outstanding at the close of the offering. Once submitted and accepted by us, subscriptions are irrevocable until the completion or termination of the offering, subject to our discretion to accept a larger subscription. We reserve sole and absolute discretion to reject any order in whole or in part for any reason or to allot to a subscriber less than the number of shares for which the subscriber subscribed. If the offering is oversubscribed, you may receive fewer shares than for which you subscribed because we will allocate the shares among subscribers in our sole discretion. In that case, we will refund to you promptly all funds not used to purchase shares in the offering, without interest.

Exempt Securities

The offering is being undertaken in reliance upon the exemption from the registration requirements of the Securities Act set forth in section 3(b) thereof and Regulation A of the Rules and Regulations promulgated thereunder by the Commission, and in accordance with comparable exemptions from registration under the laws of any State in which an offer or sale of the debentures is made in connection with the offering.

Limitations on States in which Securities are Offered

This offering of our common stock is being made to our existing shareholders and to individuals who are not currently shareholders and who reside in the Commonwealth of Pennsylvania and the states of New Jersey and Florida. Individuals who are not current shareholders of Victory Bancorp or who do not reside in the states listed above may not participate in this offering.

Subscription Procedures

Each subscription that we receive and accept will be an individual offer to acquire shares of our common stock on the terms and conditions described in this Offering Circular. We are not obligated to accept subscriptions for the maximum number of shares offered hereunder.

We must receive your executed and completed Subscription Agreement and IRS Form W-9, along with full payment by check, money order or wire transfer as described below, by 6:00 p.m., Eastern Time, on October 3, 2016, unless earlier terminated or extended by us.

Checks or money orders should be made payable to “ACBB Escrow Agent for The Victory Bancorp, Inc.” and sent to the following address:

Atlantic Community Bankers Bank

P.O. Box 1109

Camp Hill, Pennsylvania 17001

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Wire transfers should be made to the following account:

Atlantic Community Bankers Bank

ABA # 031301752

Beneficiary: The Victory Bancorp, Inc., Account # 222499

All escrowed funds will be held in a segregated account with Atlantic Community Bankers Bank, a federally-insured banker’s bank, until the closing or termination of the offering.

Offering Period

The offering period will end at 6:00 p.m., Eastern Time, on October 3, 2016, unless we, in our sole discretion and without notice to you, earlier terminate the offering or extend the offering for one or more periods that will not extend beyond November 30, 2016. The closing of the offering is conditioned upon the receipt and acceptance of subscriptions for a minimum of 400,000 shares of common stock or $3,000,000. We will terminate the offering if we do not receive and accept subscriptions for 400,000 shares of common stock by October 3, 2016. If we terminate the offering, we will promptly return all funds without interest.

Once we reach $3.0 million in subscriptions, we may, in our sole discretion, determine to conduct an initial closing. In such event, we would then continue the offering until the earlier of receipt of subscriptions of up to the maximum of the offering or the offering expiration date.

Intentions of Directors and Executive Officers

As of the date of this Offering Circular, our directors and executive officers beneficially own approximately 17.8% of the outstanding shares of our common stock. We contemplate that all of our directors and executive officers will subscribe for shares of common stock in this Offering.

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount	Total Shares Post-Offering
Directors:
Alan S. Apt	3,333	$25,000	15,833
Matthew B. Bates	33,333	250,000	53,333
Robert L. Brant	33,333	250,000	48,333
Michael A. Eddinger	3,333	25,000	23,333
Steven S. Gilmore	33,333	250,000	33,333
Karl Glocker	3,333	25,000	15,833
Kevin L. Johnson	6,666	50,000	26,666
Joseph W. Major	13,333	100,000	69,166
Dennis R. Urffer	6,666	50,000	17,666

Executive Officers Who Are Not Directors:
Richard L. Graver	1,333	10,000	7,833
Eric B. Offner	6,666	50,000	9,166
Robert H. Schultz	6,666	50,000	13,666
All directors and executive officers as a group (12 persons)	151,328	$885,000	334,161

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DILUTION

If you invest in our common stock, your ownership interest will be diluted by the amount that the offering price per share of our common stock exceeds the tangible book value per share of our common stock immediately following this Offering. As of December 31, 2015, the tangible book value of our common stock was $7.9 million, or $7.72 per share based on 1,025,464 shares of our common stock issued and outstanding.

After giving effect to our sale of 800,000 shares of common stock in this Offering at an offering price of $7.50 per share and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2015 would have been approximately $13.8 million, or $7.54 per share. Therefore, this Offering will result in an immediate decrease of $0.18 in the tangible book value per share to our existing shareholders and an immediate increase of $0.04 in the tangible book value per share to investors in this Offering, or approximately 0.5% of the offering price of $7.50 per share. The following table illustrates the immediate per share dilution to investors in this Offering as of December 31, 2015:

Offering price per share	$7.50	$7.50
Net tangible book value per share at December 31, 2015	7.72	6.84	(1)
Increase in net tangible book value per share attributable to investors purchasing shares in this Offering	0.04	(0.50	)(1)
As adjusted tangible book value per share after this Offering	7.54	7.00	(1)
Dilution per share to investors from offering	$(0.18)	$0.16	(1)

(1)	Assumes all of the Series E Preferred Stock shareholders exercise their rights to convert their Preferred Stock to 515,313 shares of common stock at a price of $5.07.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, financial condition, credit quality and performance goals, as well as statements relating to the anticipated effects on our business, financial condition and results of operations from expected developments, our growth and potential acquisitions. These statements can typically be identified through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “think,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable of a future or forward-looking nature.

Our forward-looking statements in this Offering Circular are based on assumptions and estimates that management believes to be reasonable in light of the information available at this time. However, many of these statements are inherently uncertain and beyond our control and could be affected by many factors. Factors that could have a material effect on our business, financial condition, results of operations and future growth prospects can be found in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Victory Bancorp” sections of this Offering Circular beginning on pages 10 and 32 of this Offering Circular, respectively, and elsewhere in this Offering Circular. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing and changes in quantitative easing by the Federal Reserve;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana;

•	concentration of credit exposure;

•	deteriorating asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	a lack of liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	difficulties in identifying attractive acquisition opportunities and strategic partners that will complement our private banking approach;

•	our ability to efficiently integrate acquisitions into our operations, retain the customers of acquired businesses and grow the acquired operations;

•	the impact of litigation and other legal proceedings to which we become subject;

•	data processing system failures and errors;

•	the expenses we will incur to operate as a public company;

•	competitive pressures in the consumer finance, commercial finance, retail banking, mortgage lending and auto lending industries, as well as the financial resources of, and products offered by, competitors;

•	the impact of changes in laws and regulations applicable to us, including banking, securities and tax laws and regulations and accounting standards, as well as changes in the interpretation of such laws and regulations by our regulators;

•	changes in the scope and costs of FDIC insurance and other coverages;

•	governmental monetary and fiscal policies;

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•	hurricanes, other natural disasters and adverse weather; oil spills and other man-made disasters; acts of terrorism, an outbreak of hostilities or other international or domestic calamities, acts of God and other matters beyond our control; and

•	other circumstances, many of which are beyond our control.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this Offering Circular. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common stock in this Offering will be approximately $5.8 million after deducting estimated offering expenses of approximately $150,000.

We intend to use the net proceeds of this Offering (substantially all of which we intend to contribute to the capital of The Victory Bank) primarily to support growth in our loan and investment securities portfolios, to bolster our capital in light of the heightened capital standards under the Basel III accord, and for other general working capital and corporate purposes, all while maintaining our capital ratios at acceptable levels. In addition, a larger capital base will increase our legal lending limit, permitting us to make larger loans and to better penetrate our market areas. Although in the ordinary course of our business we evaluate potential acquisition opportunities from time to time, we do not have any immediate plans, arrangements or understandings relating to any specific acquisition or similar transaction.

While not currently contemplated, we may consider utilizing a portion of the proceeds to redeem a portion of our outstanding Series E preferred stock.

Our management will retain broad discretion to allocate the net proceeds of this Offering, and the precise amounts and timing of our use of the net proceeds of this Offering will depend upon market conditions, as well as other factors. Until we deploy the proceeds of this Offering for the uses described above, we expect to hold such proceeds in short-term investments.

The following table reflects the potential allocation, in order of priority, of the estimated use of proceeds from the sale of our common stock in this Offering.

Item	Dollar Amount	Percentage of Net Proceeds
Support growth in our loan and investment securities portfolios	$2,778,750	47.5%
Bolster our capital	$2,778,750	47.5%
General working capital and corporate purposes	$292,500	5.0%

DIVIDEND POLICY

We have not paid any dividends on our common stock since our inception. Our board of directors may change our dividend policy at any time. Any future determination relating to our dividend policy will depend upon a number of factors, including, but not limited to: (1) our historic and projected financial condition, liquidity and results of operations, (2) our capital levels and needs, (3) any acquisitions or potential acquisitions that we are considering, (4) contractual, statutory and regulatory prohibitions and other limitations (as briefly discussed below), (5) general economic conditions and (6) other factors deemed relevant by our board of directors. There can be no assurances that we will be able to pay dividends to holders of our common stock.

Our ability pay dividends on our common stock is also limited by the terms of our outstanding preferred stock. See “Description of Victory Bancorp Capital Stock — Preferred Stock — Series E Convertible Preferred Stock.”

As a Pennsylvania corporation, we are subject to certain restrictions on dividends under the Pennsylvania Business Corporation Law. Under the Pennsylvania Business Corporation Law of 1988, the Corporation may not pay a dividend if, after giving effect thereto: (1) it would be unable to pay its debts as they become due or (2) its total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders. Total assets and liabilities shall be determined by the board of directors, which may base its determination on such factors as it considers relevant, including without limitation: (i) the book value of the assets and liabilities of the Corporation, as reflected on its books and records; and (ii) unrealized appreciation and depreciation of our assets.

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Our status as a bank holding company also affects our ability to pay dividends, in two ways:

•	Since we are a holding company with no material business activities, our ability to pay dividends is substantially dependent upon the ability of The Victory Bank to transfer funds to us in the form of dividends, loans and advances. The Victory Bank’s ability to pay dividends and make other distributions and payments to us is itself subject to various legal, regulatory and other restrictions.

•	As a holding company of a bank, our payment of dividends must comply with the policies and enforcement powers of the Federal Reserve.

For additional information about the regulatory restrictions and limitations on both us and The Victory Bank with respect to the payment of dividends, refer to the information in the “Regulation and Supervision” section under the headings “Regulation and Supervision—Holding Company Regulation—Source of Strength Doctrine” on page 64 of this Offering Circular and “Regulation and Supervision—Bank Regulation—Pennsylvania Banking Regulation — Dividend Restrictions” on page 58 of this Offering Circular.

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CAPITALIZATION

The following table sets forth our consolidated capitalization, including regulatory capital ratios on a consolidated basis, as of December 31, 2015, (1) on an actual basis and (2) on an as adjusted basis after giving effect to the net proceeds from our sale of 800,000 shares of common stock in this Offering at an offering price of $7.50 per share, after deducting estimated offering expenses payable by us. You should read the following table in conjunction with the sections titled “Selected Consolidated Financial Information and Other Data of Victory Bancorp” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Victory Bancorp” as well as our consolidated financial statements and related notes appearing elsewhere in this Offering Circular.

	As of December 31, 2015
	Actual	As Adjusted
	(dollars in thousands, except per share amounts and per share data)
Liabilities:
Total deposits	$141,371	$141,371
Borrowings	19,407	19,407
Subordinated debt	4,915	4,915
Accrued interest payable and other liabilities	321	321
Total Liabilities	$166,014	$166,014

Stockholders’ equity:
Common stock, $1.00 par value per share, 10,000,000 shares authorized, 1,816,236 shares issued and outstanding; and 800,000 shares issued and outstanding, as adjusted	$1,025	$1,825
Preferred stock, $1.00 par value per share, 2,000,000 shares authorized, Series E Preferred stock, cumulative, convertible, $100 liquidation value, 26,158 shares issued and outstanding, total liquidation value $2,616	2,616	2,616

Surplus	9,221	14,255
Accumulated deficits	(2,176)	(2,176)
Accumulated other comprehensive income	15	15
Total stockholders’ equity	$10,701	$16,551
Book value	$7.88	$7.63
Tangible book value per share(1)	$7.72	$7.54

Capital ratios:
Tier 1 common equity	4.9%	8.3%
Tier 1 risk-based capital	4.9%	8.3%
Tier 1 leverage capital	4.6%	7.8%
Total stockholders’ equity to assets	6.0%	9.1%
Tangible equity to tangible assets(1)	4.5%	7.5%

(1)	Tangible equity to tangible assets and tangible book value per share are both non-GAAP financial measures. Tangible equity is calculated as total stockholders’ equity less goodwill and other intangible assets, and tangible assets is calculated as total assets less goodwill and other intangible assets, while tangible book value per share is calculated as tangible equity divided by the number of shares outstanding as of the balance sheet date. We believe the most directly comparable GAAP financial measure to tangible equity to tangible assets is equity to total assets and the most directly comparable GAAP financial measure to tangible book value per share is book value per share. For a reconciliation of the non-GAAP measure to the most directly comparable GAAP financial measure, refer to the information under the heading “Selected Consolidated Financial Information and Other Data of Victory Bancorp—Non-GAAP Financial Measures” beginning on page 9 of this Offering Circular.

(2)	The Company is not subject to consolidated capital requirements. For a description of the revised regulatory capital ratios implemented beginning in 2015, please refer to the information in the “Regulation and Supervision” section under the heading “— Federal Banking Regulation — Capital Requirements.”

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PRICE RANGE OF OUR COMMON STOCK

Prior to this Offering, our common stock has not been traded on any established public trading market, and quotations for our common stock were not reported on any market. As a result, there has been no regular market for our common stock. Although our shares may have been sporadically traded in private transactions, the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our common stock in an active market. As of December 31, 2015, there were approximately 306 holders of record of our common stock.

We intend to apply to have our common stock quoted on the OTC Markets. We cannot assure you that our application will be approved or, if approved, that a liquid trading market for our common stock will develop or be sustained after this Offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active.

DETERMINATION OF OFFERING PRICE

Our common stock is not currently listed or quoted and therefore there is a limited market for our stock. The offering price has been determined by management and our board of directors. In establishing the offering price, management and the board of directors considered various factors that they deemed relevant, including among other things:

•	our current financial condition and operating performance as presented in our financial statements;

•	our regulatory status;

•	the estimated fair value of our common stock;

•	the number of shares sought to be issued;

•	the amount sought to be raised;

•	the anticipated impact of the offering on the market price of our common stock; and

•	market factors and considerations based upon similar equity issuances by other issuers.

Neither the board of directors nor management has expressed an opinion or has made any recommendation as to whether any prospective investor should purchase shares in the offering. Any decision to invest in our common stock must be made by each investor based upon his or her own evaluation of the offering in the context of his or her best interests. We will not seek an opinion concerning the fairness of the offering price for any person or purpose.

APPLICATION TO TRADE ON OTCQB

Subsequent to the offering, Victory Bancorp intends to apply to have its shares of common stock quoted on the OTCQB marketplace. The OTCQB marketplace is a regulated quotation service that displays real-time quotes, last sales prices and volume information in over-the-counter (“OTC”) equity securities.

There is no assurance that our application will be approved. If our application is approved, our shareholders will be able to access the financial filings we make with our bank regulators as well as any press releases we issue and our annual reports.

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BUSINESS OF VICTORY BANCORP AND VICTORY BANK

General

The Victory Bancorp is a registered bank holding company, which owns 100% of the outstanding capital stock of The Victory Bank, or Victory Bank. We were incorporated under the laws of the Commonwealth of Pennsylvania in 2009 for the purpose of serving as Victory Bank’s holding company. The holding company structure provides flexibility for growth through expansion of our businesses and access to varied capital raising operations. Our primary business activity consists of ownership of all of the outstanding stock of Victory Bank. As of December 31, 2015, we had 306 shareholders of record.

Victory Bank is a Pennsylvania chartered commercial bank which was chartered in January 2008. Victory Bank operates a full-service commercial and consumer banking business in Montgomery County, Pennsylvania. Our focus is on small- and middle-market commercial and retail customers. Victory Bank originates secured and unsecured commercial loans, commercial mortgage loans, consumer loans and construction loans. We do not make subprime loans. We also offer revolving credit loans, small business loans and automobile loans. Victory Bank offers a variety of deposit products, including demand and savings deposits, regular savings accounts and fixed-rate certificates of deposit. Victory Bank offers an enhanced delivery system and Internet banking. Other services include safe deposit facilities, remote deposit capture, wire transfers, two drive-through facilities, and 24-hour depository.

Victory Bank’s telephone number is (610) 948-9000. Victory Bank’s website is www.thevictorybank.com. Information on Victory Bank’s website should not be considered part of this Offering Circular.

Our Business Strategy

We are a locally-focused commercial bank with special expertise in serving the borrowing, cash management and depository needs of small- to medium-sized business and professional practices, and emphasize providing advice and responsive and personalized service to our clients. Due to the consolidation of financial institutions in Pennsylvania and in our primary market area, Montgomery, Chester and Berks Counties, Pennsylvania, we believe there is a significant opportunity for a locally-focused bank to provide a full range of financial services to small- and middle-market commercial and retail customers. By offering highly professional, personalized banking products and service delivery methods and employing advanced banking technologies, we believe we distinguish ourselves from larger, regional banks operating in our market areas and are able to compete effectively against community banks.

Our strategies center on our ability to provide diversified loan and deposit products and a personalized service approach in Montgomery, Chester and Berks Counties, Pennsylvania. In order to realize these objectives, we pursue the following strategies:

Hiring Experienced Employees with a Customer Service Focus. The foundation of our business is our employees. Our ability to attract and retain banking professionals with strong community relationships and significant knowledge of our markets is a key to our success. We believe that our focus on experienced bankers who are established in their communities enables us to obtain profitable growth opportunities. Our employees understand and are committed to the importance of delivering advice and exemplary customer service and seeking opportunities to build further relationships with our customers. Our goal is to compete by relying on the strength of our customer service and relationship banking approach.

Growth in Our Market. We believe there is a large customer base in our market that prefers doing business with a local institution that has a local management team, a local board of directors and local founders and that this customer base may be dissatisfied with the service received from larger regional banks. By providing our customers with quality service, coupled with the underlying characteristics of Montgomery County, we have generated and expect to continue to generate organic growth. We have targeted Berks, Chester and Montgomery Counties, and in particular, the Route 422 and Route 100 corridors, as our primary market areas because of our senior management and lenders’ extensive knowledge of the area as well as the anticipated continued economic growth and potential for business development in this market.

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Diversified Product Offerings. We offer a diversified loan portfolio consisting primarily of commercial real estate and commercial business loans with higher risk-adjusted returns, shorter maturities and more sensitivity to interest rate fluctuations, while still providing high quality loan products for single-family and multi-family residential borrowers. We offer a full range of consumer and commercial deposit products, including on-line banking with free bill pay, cash management, mobile banking, wire transfer, check imaging, remote deposit capture and courier services. We continue to review our product offerings and based on such reviews may selectively add additional products to provide diversification of revenue sources and to capture our customers’ full banking relationship.

Termination of Proposed Merger

In December 2013, Victory Bancorp entered into a merger agreement with Huntingdon Valley Bank which provided for the conversion of Huntingdon Valley Bank from a mutual to stock institution and the simultaneous merger of Victory with and into Huntingdon Valley Bank. Victory and Huntingdon Valley Bank each believed that the proposed merger was advantageous for both banks and their respective constituents. The decision of the parties to enter into the merger agreement followed six months of discussions with the parties’ bank regulators regarding the feasibility of the proposed merger. Notwithstanding the initial advice of the bank regulators that the parties could file an application to merge, the parties were advised in January 2015 that due to policy concerns regarding mutual conversions/mergers that were raised by FDIC staff during their review of the applications, the applications would not be accepted for further processing. As such, the parties withdrew the applications and terminated the merger agreement in January 2015.

Market Area and Competition

We consider Montgomery, Chester and Berks Counties, Pennsylvania to be Victory Bank’s primary market area for lending and deposit activities, with secondary concentrations of business activity in neighboring adjoining counties.

Montgomery County is the third largest county in the Commonwealth of Pennsylvania with a population estimated at 816,857 according to 2014 U.S. Census Bureau data. Montgomery County includes highly urbanized centers, villages and rural farmland and comprises 483 square miles in suburban Philadelphia. Over the last several years, Montgomery County has been subject to large-scale consolidation of local community banks, primarily by larger, out-of-state financial institutions. According to U.S. Census Bureau statistics, Montgomery County has had strong population growth from April 2010 to July 2014 with an increase of 2.1%, which is triple that of the Pennsylvania growth rate of 0.7%. As of 2014, homeownership in Montgomery County of 72.6% was slightly above the state average of 69.5%, but the median value of an owner-occupied home was 76.3% higher than that of the state average at $290,800 compared to $164,900. Similarly, the median household income of Montgomery County in 2014 was approximately $79,926, or 50.5% higher than the state average of $53,115. Montgomery County has a high density of commercial enterprises, led by the health services, personal services and business services industries.

Chester and Berks Counties are the seventh and ninth largest counties, respectively, in the Commonwealth of Pennsylvania with a population estimated at 512,784 and 413,691, respectively, according to 2014 U.S. Census Bureau data. Chester and Berks Counties are comprised of 751 and 857 square miles, respectively, in suburban Philadelphia. According to U.S. Census Bureau statistics, Chester County had strong population growth from April 2010 to July 2014 with an increase of 2.7%, which is more than triple that of the Pennsylvania growth rate of 0.7%. Berks County had a population growth rate of 0.5% over the same period, which closely matched the growth rate of Pennsylvania. Homeownership in Chester and Berks Counties of 75.3% and 71.7%, respectively, exceeded that of the Pennsylvania and National ratios of 69.5% and 64.9%, respectively. Chester and Berks County’s median home value of an owner-occupied home was 96.2% and 2.6% higher, respectively, than that of the state average at $323,600 and $169,200, respectively, compared to $164,900. Similarly, the median household income of Chester and Berks County’s was approximately $86,093 and $55,798, or 62.1% and 5.1%, higher, respectively, than the state average of $53,115.

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We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the financial institutions operating in our market area. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

Lending Activities

General. We provide a wide range of short- to medium-term commercial, mortgage, construction and personal loans, both secured and unsecured.

Commercial Mortgage Loans. We originate loans secured by commercial real estate located in our market area which is used as the primary site of the borrower’s business operations. At December 31, 2015, we had $79.7 million of these loans representing 47.7% of our outstanding loans. We originate both adjustable and fixed interest rate commercial real estate loans with maturities usually ranging from three to five years, which generally amortize over 15 to 20 years. In reaching a decision on whether to make a commercial real estate loan, we consider the cash flow of the borrower, the net operating profitability of the borrower’s business and historical trends, the borrower’s industry expertise, credit history and profitability, and the value, location and characteristics of the underlying property. Loan to value ratios for our commercial real estate loans generally do not exceed 80% and are supported by either a real estate appraisal or other form of acceptable property valuation. The average size of our commercial mortgage loans is between $250,000 and $350,000. We generally require that the borrowers have debt service coverage ratios (the ratio of generated cash available to debt service) of at least 1.2:1. In some circumstances, loans are also collateralized by business assets, assignments of leases and/or the business owner’s primary residence. In almost all cases, we also require personal guarantees. An environmental assessment, which may include an environmental Phase I report, is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials. In order to monitor these loans, we generally require the borrower and, in some cases, guarantors to provide annual financial statements and/or income tax returns.

Commercial Term Loans. We make commercial business term loans to businesses on a secured and unsecured basis. As of December 31, 2015, our commercial term loan portfolio totaled $22.5 million. The average size of our commercial business term loans is between $125,000 and $175,000. Commercial loans include loans for working capital, equipment purchases, business expansion and other business purposes. Short term working capital loans generally are secured by accounts receivable, inventory and/or equipment. When making such loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the borrower, the market and industry in which the borrower operates and the value of the collateral.

We also offer loans guaranteed by the Small Business Administration through its SBA 7A loan program, which offers a government guarantee of 75% on loans up to $5.0 million and through the SBA 504 program, through which we lend on a first lien basis up to 50% of the loan amount for real estate and equipment projects up to $10.0 million. We have also been approved by the SBA as an express lender which allows us to make SBA express working capital loans up to $350,000. These express loans are guaranteed by the government up to 50%.

Commercial Lines of Credit. We provide business lines of credit to small businesses within our market area. As of December 31, 2015 we had commercial line of credit loan commitments of $35.3 million with $20.1 million outstanding, representing 12.0% of Victory Bank’s loan portfolio. We originate adjustable interest rate commercial lines of credit loans, which may contain an interest rate floor, with expirations annually. In reaching a decision on whether to extend a commercial line of credit loan, we consider the borrower’s: cash flow, characteristics and position of their working capital, operating profitability and historical trends, their market and industry, and credit history. Loan to value ratios for our line loans generally do not exceed 80%. The average size of our commercial line loans is between $175,000 and $225,000. We generally require that borrowers have debt service coverage ratios (the ratio of generated cash available to debt service) of at least 1.2:1. Loans are usually secured by general business assets and, in some circumstances, loans are also collateralized by real estate and/or the business owner’s primary residence. In almost all cases, we also require personal guarantees. In order to monitor these loans, we generally require the borrower and, in some cases, guarantors to provide annual financial statements and/or income tax returns.

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Construction Loans. We originate loans to finance the construction of real property improvements, including small residential subdivisions and commercial properties. We also make loans on vacant land and for land development. Our construction loans, totaling $18.6 million at December 31, 2015, generally provide for the payment of interest only during the construction phase. Loans in this category generally have a loan-to-value ratio of 75% or less. As of December 31, 2015, construction loans within our portfolio have a loan-to-value ratio ranging between 53% and 75%. Loan to value ratios vary and are generally supported by an “as completed” appraisal of the property by an independent licensed or certified appraiser. Advances on such loans are generally based on an inspection report, prepared by a satisfactory third party, certifying the work was completed in an acceptable manner. We also will require an inspection of the property before the initial disbursement of any funds for the construction loan. On occasion, a loan officer may perform a site inspection prior to funds being disbursed. Loan terms vary between three months to 24 months, depending on the project size and scope and payments of principal and interest are generally due monthly during the construction period.

Home Equity Loans. Our home equity loans, totaling $7.9 million at December 31, 2015, consist of second mortgage loans, home equity loans, and home equity lines of credit. Fixed rate home equity loans were typically extended for a fixed amount with an amortization of up to 20 years and generally have loan to value ratios of 80% or less. The rates on these loans were normally fixed for a period of no longer than five years with a balloon payment at the end of the five year period. We discontinued offering fixed rate home equity loans in January of 2014. Home equity lines of credit, which are a form of revolving credit which is secured by the underlying equity in the borrower’s home or second residence, generally have adjustable interest rates and loan to value ratios of 80% or less. We may, at times and or on an exception basis due to other credit enhancements or strengths, originate home equity lines of credit with a loan to value ratio in excess of 100%. Unfunded home equity lines of credit totaled $1.4 million at December 31, 2015.

Consumer Loans. Our consumer loans of $18.4 million at December 31, 2015 consist of secured and unsecured personal loans, automobile loans and unsecured lines of credit. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. We generally require that borrowers have a debt to income ratio of no more than 40%. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Residential Mortgage loans. Through a partnership with another established bank and mortgage company, we now offer residential mortgage loans to our customers.  We offer fixed rate as well as adjustable rate mortgage loans.  We also offer government mortgage loan products through the FHA, VA and USDA.  These mortgages are presold on the secondary market prior to closing. As of December 31, 2015 and 2014 we had no outstanding balances in unsold residential mortgages.

Loan Underwriting Risks

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly payment required of adjustable-rate loan to borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Commercial Loans. Unlike consumer loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and cash flow. Payments on loans secured by investment properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy.

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Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a loan having a value which is insufficiently collateralized. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. Our loan originations are generated primarily through the efforts of our loan officers and supplemented by existing customers, walk-in traffic, referrals from customers and advertising. We will on occasion sell and purchase loans in accordance with our interest rate strategy, and in the case of loan purchases, if the loan presented to us meets our underwriting criteria.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our Board of Directors and management. All loans are reported to the Board of Directors on a monthly basis. The Board of Directors has granted loan approval authority to certain officers up to prescribed limits, based on the officer’s experience and tenure. Loans over certain specified amounts are approved either by the Loan Committee or by the Board of Directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by internal policy, to 15% of our Tier 1 capital and reserves. At December 31, 2015, our regulatory limit on loans to one borrower was $2.5 million.

Loan Commitments. We issue commitments for fixed-rate and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 90 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities, bankers’ acceptances, corporate bonds and certificates of deposit of federally insured institutions. Investment securities will generally carry an investment grade rating or better. At December 31, 2015 and 2014 our investment portfolio was classified as “available-for-sale.” We also are required to maintain an investment in FHLB of Pittsburgh stock as part of our membership and for borrowing privileges and also in Atlantic Community Bankers Bank, again for the use of their services and borrowing privileges.

Our investment objectives are to maximize portfolio yield over the long term in a manner that is consistent with our liquidity needs, pledging requirements, asset/liability strategies and safety and soundness. Our Board of Directors has the overall responsibility for the investment portfolio, including approval of our investment policy. The Asset Liability Committee is responsible for implementation of the investment policy. Our Board of Directors reviews the status of our investment portfolio on a quarterly basis, or more frequently, if warranted.

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Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of Pennsylvania. We obtain deposits from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as negotiable order of withdrawal accounts), money market accounts, savings accounts and certificates of deposit. At December 31, 2015, we held $19.7 million in non-interest-bearing demand deposits, $12.1 million in interest-bearing demand accounts, $18.6 million in money market accounts, savings accounts of $63.7 million, and certificates of deposit of $27.2 million. In addition to accounts for individuals, we also offer commercial checking accounts designed for the businesses operating in our market area. From time to time we promote various accounts in an effort to increase deposits. We also use brokered deposits to raise deposits to fit maturity niches that are usually not found in our local marketplace.

Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has generally been to offer competitive rates and to be towards the top of the local market for rates on selected types of deposit products.

Borrowings. We utilize advances from the FHLB of Pittsburgh to supplement our investable funds. The FHLB functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the FHLB and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the FHLB’s assessment of the institution’s creditworthiness. Victory Bank also maintains an advance credit facility agreement with Atlantic Community Bankers Bank.

On October 15, 2015, the Company closed a pooled private offering of $5.0 million of subordinated debt. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $100,000, on or after October 1, 2020 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on October 1, 2025. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Subordinated Loan Agreement.

Personnel

As of December 31, 2015, we had 33 full-time employees and four part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Properties

Our main and executive offices are located at 548 North Lewis Road, Limerick, Pennsylvania 19468. Victory Bank also maintains a Loan Office at 200 Spring Ridge Drive, Suite 206, Wyomissing, Pennsylvania 19610.

Legal Proceedings

Victory Bancorp is not a party to any pending legal proceedings that we believe would have a material adverse effect on the financial condition or operations of Victory Bancorp or Victory Bank.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VICTORY BANCORP

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read the discussion in conjunction with the consolidated financial statements and notes to the financial statements that appear at the end of this Offering Circular.

Overview

We conduct banking activities by accepting deposits and making loans in our market area. Our lending products include commercial real estate loans, commercial business loans, home equity loans and to a much lesser extent, consumer and construction loans. We also maintain an investment portfolio consisting of mortgage-backed securities to manage our liquidity and interest rate risk. Our loan and investment portfolios are primarily funded with deposits. We offer a broad array of deposit services including demand deposits, money market accounts, savings accounts and certificates of deposit.

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income.

A secondary source of income is noninterest income. Our noninterest income generally comes from two sources: service charges (mostly from service charges on deposit accounts) and income recognized from the sale of loans. Income from the sale of loans is dependent upon the ability of the bank to originated loans for sale, certain government programs to facilitate the origination and sale of such loans, and the economic conditions to allow the bank to sell loans at a profit.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy expenses, data processing expenses and other miscellaneous expenses, such as office supplies, telephone, postage, advertising and professional services.

Our largest noninterest expense is salaries and employee benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits.

Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities.

Data processing expenses are the fees we pay to third parties for processing customer information, deposits and loans.

Federal deposit insurance premiums are payments we make to the FDIC for insurance of our deposit accounts.

Our significant accounting policies are described in the notes to our audited consolidated financial statements included in this Offering Circular.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. The following represent our critical accounting policies:

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Allowance for Loan Losses

The allowance for loan losses (“allowance”) represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. The Bank currently utilizes an actual loss factor based on the greater of the average charge-offs for the last three quarters or the last twelve quarters. These qualitative risk factors include:

•	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.
•	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.
•	Nature and volume of the portfolio and terms of loans.
•	Volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.
•	Existence and effect of any concentrations of credit and changes in the level of such concentrations.
•	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. The unallocated component of the reserve is based, in part, on underlying economic and environmental conditions of the overall markets as well as subjective factors within Victory Bank’s environment. Victory Bank considers, among others, the following economic factors: unemployment rates of Montgomery County and the local Reading Metropolitan Statistical Area (“MSA”); the sales price of existing homes in the local Reading Metropolitan Statistical Area; and the Consumer Price Index change for a year-over year average. In addition, such environmental factors, among others, that are considered include: changes in Victory Bank policy and procedures; changes in the nature and volume of Victory Bank’s portfolio; changes in the lending staff of Victory Bank; and changes in loan portfolio concentrations.

In addition, banking regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

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Other-Than-Temporary Impairment of Securities

Management evaluates securities for other-than-temporary impairment on at least an annual basis, and more frequently when economic or market concerns warrant such evaluation. Declines in fair value of securities below their cost that are deemed to be other-than-temporary are separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income (loss). In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not management intends to sell or expects that it is more likely than not that it will be required to sell the debt security prior to any anticipated recovery in fair value.

Fair Value of Financial Instruments

Fair value of financial instruments is estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Valuation of Deferred Tax Assets

Victory Bancorp evaluates the carrying amount of its deferred tax assets on a quarterly basis or more frequently, if necessary, in accordance with the guidance provided in FASB Accounting Standards Codification Topic 740 (ASC 740), in particular, applying the criteria set forth therein to determine whether it is more likely than not (i.e. a likelihood of more than 50%) that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management makes a determination based on the available evidence that it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods, a valuation allowance is calculated and recorded. These determinations are inherently subjective and dependent upon estimates and judgments concerning management’s evaluation of both positive and negative evidence.

In conducting the deferred tax asset analysis, Victory Bancorp believes it is important to consider the unique characteristics of an industry or business. In particular, characteristics such as business model, level of capital and reserves held by financial institutions and their ability to absorb potential losses are important distinctions to be considered for bank holding companies like Victory Bancorp. In addition, it is important to consider that net operating losses for federal income tax purposes can generally be carried back two years and carried forward for a period of twenty years. In order to realize our deferred tax assets, we must generate sufficient taxable income in such future years.

In assessing the need for a valuation allowance, Victory Bancorp carefully weighed both positive and negative evidence currently available. Judgment is required when considering the relative impact of such evidence. The weight given to the potential effect of positive and negative evidence must be commensurate with the extent to which it can be objectively verified. A cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome. As a result of continued profitability and taxable income in recent years, Victory Bancorp has concluded that no valuation allowance is required for the deferred tax assets at December 31, 2015 and 2014.

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Balance Sheet

General. Total assets at December 31, 2015 were $176.7 million, consisting primarily of net loans receivable of $165.4 million, cash and cash equivalents of $2.7 million and premises and equipment of $3.7 million, compared with total assets at December 31, 2014 of $157.3 million, consisting primarily of net loans of $146.4 million, premises and equipment of $3.8 million and cash and cash equivalents of $1.94 million. Total deposits at December 31, 2015 were $141.4 million compared with $129.9 million at December 31, 2014. Cash and cash equivalents at December 31, 2015 totaled $2.7 million compared to $1.9 million at December 31, 2014. Cash balances increased due primarily to customer deposits at the 2015 year end. Securities-available-for sale of $1.1 million at December 31, 2015 decreased from $1.6 million at December 31, 2014 due primarily to pay-downs on residential mortgage-backed securities.

Loans. We offer commercial term, commercial mortgage, commercial line, construction, home equity and other consumer loans. We offer both adjustable- and fixed-rate loans. As of December 31, 2015, our loan portfolio totaled $167.2 million (including net unamortized deferred origination costs), representing approximately 94.6% of total assets. Commercial loans, which totaled $122.3 million, or 73.2%, of our loan portfolio at December 31, 2015, were comprised of commercial term, commercial mortgage and commercial line loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At December 31,
	2015		2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial:
Commercial term	$22,538	13.5%	$19,389	13.1%
Commercial mortgage	79,736	47.7%	72,038	48.7%
Commercial line	20,051	12.0%	20,192	13.6%

Construction	18,567	11.1%	11,895	8.0%

Consumer:
Home equity	7,868	4.7%	9,519	6.4%
Other consumer	18,415	11.0%	15,105	10.2%

Total loans	167,175	100.0%	148,138	100.0%

Unearned discounts, origination and commitment fees	35		6

Allowance for loan losses	(1,762)		(1,768)

Total loans, net	$165,378		$146,376

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Loan Maturity. The following table sets forth certain information at December 31, 2015 regarding scheduled contractual maturities during the periods indicated. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude deferred loan fees and costs.

	Commercial Term	Commercial Mortgage	Commercial Line	Construction	Home Equity	Consumer	Total
	(In thousands)
Amounts due after December 31, 2015 in:
One year or less	$7,203	$8,293	$18,693	$3,044	$145	$1,329	$38,707
After one year through two years	3,191	9,543	653	2,319	32	293	16,031
After two years through three years	2,255	19,499	—	895	283	1,116	24,048
After three years through five years	5,846	27,016	705	7,985	112	3,075	44,739
After five years through ten years	2,867	13,790	—	3,437	4,101	3,869	28,064
After ten years through fifteen years	1,176	246	—	887	145	5	2,459
After fifteen years	—	1,349	—	—	3,050	8,728	13,127

Total	$22,538	$79,736	$20,051	$18,567	$7,868	$18,415	$167,175

The following table sets forth certain information at December 31, 2014 regarding scheduled contractual maturities during the periods indicated. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude deferred loan fees and costs.

	Commercial Term	Commercial Mortgage	Commercial Line	Construction	Home Equity	Consumer	Total
	(In thousands)
Amounts due after December 31, 2014 in:
One year or less	$5,389	$4,748	$19,604	$957	$108	$932	$31,738
After one year through two years	2,313	8,353	65	372	195	247	11,545
After two years through three years	3,825	11,131	—	1,849	49	290	17,144
After three years through five years	5,557	33,249	523	4,142	389	2,959	46,819
After five years through ten years	1,060	12,888	—	3,977	3,866	1,500	23,291
After ten years through fifteen years	637	170	—	598	954	6	2,365
After fifteen years	608	1,499	—	—	3,958	9,171	15,236

Total	$19,389	$72,038	$20,192	$11,895	$9,519	$15,105	$148,138

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Fixed vs. Adjustable Rate Loans. The following table sets forth the dollar amount of all scheduled maturities of loans at December 31, 2015 that are due after December 31, 2016 and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude deferred loan fees and costs.

	Due after December 31, 2016
	Fixed Rate	Adjustable Rate	Total
	(In thousands)
Commercial:
Commercial term	$13,505	$1,830	$15,335
Commercial mortgage	63,555	7,888	71,443
Commercial line	—	1,358	1,358
Construction	14,813	710	15,523
Consumer:
Home equity	2,166	5,557	7,723
Other consumer	3,152	13,934	17,086
	$97,191	$31,277	$128,468

The following table sets forth the dollar amount of all scheduled maturities of loans at December 31, 2014 that are due after December 31, 2015 and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude deferred loan fees and costs.

	Due after December 31, 2015
	Fixed Rate	Adjustable Rate	Total
	(In thousands)
Commercial:
Commercial term	$12,912	$1,088	$14,000
Commercial mortgage	58,648	8,642	67,290
Commercial line	—	588	588
Construction	10,708	230	10,938
Consumer:
Home equity	3,089	6,322	9,411
Other consumer	402	13,771	14,173
	$85,759	$30,641	$116,400

Investment Securities. We maintain an investment securities portfolio, which at December 31, 2015 totaled $1.1 million and represented approximately 0.6% of our total assets. Securities in the portfolio are classified as available-for-sale or held-to-maturity based on management’s positive intent and ability to hold such securities to maturity. At December 31, 2015 and 2014, no securities were classified as held-to-maturity.

Securities available-for-sale decreased $450,000 to $1.1 million at December 31, 2015 from $1.6 million at December 31, 2014. The decrease during the year represented primarily paydowns on residential mortgage-backed securities.

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The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated.

	At December 31,
	2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available-for-sale:
Residential Mortgage- backed securities	$1,075	$1,098	$1,503	$1,558

The following table sets forth the stated maturities and weighted average yields of investment securities at December 31, 2015.

	More than Ten Years (1)		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities Available for sale:
Residential mortgage-backed securities	$1,075	2.59%	$1,075	$1,098	2.59%

(1)	At December 31, 2015, there were no securities in our investment portfolio that had stated maturities of less than 10 years. However, the stated maturities of mortgage backed securities are usually impacted by prepayments due to refinancing and other causes and rarely are outstanding for the stated terms.

The following table sets forth the stated maturities and weighted average yields of investment securities at December 31, 2014.

	More than Ten Years (1)		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities Available for sale:
Residential mortgage-backed securities	$1,503	2.53%	$1,503	$1,558	2.53%

(1)	At December 31, 2014, there were no securities in our investment portfolio that had stated maturities of less than 10 years. However, the stated maturities of mortgage backed securities are usually impacted by prepayments due to refinancing and other causes and rarely are outstanding for the stated terms.

Deposits. Our primary source of funds is our deposit accounts, which are comprised of interest-bearing and non-interest-bearing demand accounts, money market accounts, savings accounts and certificates of deposit. These deposits are provided primarily by individuals and businesses within our market area. We offer competitive rates for all of our deposit products. We set our interest rates on deposits based on a variety of factors, including rates offered by our competition, our liquidity needs and market interest rates.

Deposits increased $11.5 million, or 8.8%, to $141.4 million at December 31, 2015, from $129.9 million at December 31, 2014. The increase in deposits was the result of organic growth in checking accounts of $2.3 million, NOW accounts of $3.1 million, and savings accounts of $4.1 million. At times, Victory Bank will see an outflow of deposits to financial institutions paying the highest and most attractive interest rates and terms. If needed, we believe we can raise the interest rates we offer to attract new funds or retain existing deposits.

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We increased our use of brokered deposits from $5.5 million, or 4.2% of total deposits, at December 31, 2014 to $9.3 million, or 6.6% of total deposits, at December 31, 2015. Victory Bank uses brokered deposits to either raise deposits at yields less expensive than those found in the local market or to fit maturity niches that are difficult to find in our local marketplace. Brokered deposits for Victory Bank typically included Certificates of Deposit with Promontory Interfinancial Network LLC’s Certificate of Deposit Account Registry Service (“CDARs”) and Money Market accounts with Promontory Interfinancial Network LLC’s Insured Cash Sweep (“ICS”). CDARs and ICS are privately owned services that break up large deposits and places them into a network of FDIC insured financial institutions which allows depositors to deal with a single bank that participates in CDARs and ICS, but avoids having funds above the FDIC deposit insurance limits in any one bank. Deposits placed through a deposit placement service, such as CDARs and ICS, are eligible for “pass-through” FDIC insurance. As of December 31, 2015 and 2014, Victory Bank had no funds in the CDARs program and $7.0 million and $3.0 million of funds, respectively, in the ICS program.

The following table sets forth the average balances and average rates of our deposit products for the periods indicated. For the purposes of these tables, average balances have been calculated using daily averages.

	At December 31,
	2015			2014
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
	(Dollars in thousands)
Demand, non-interest bearing	$20,158	$—	—%	$18,058	$—	—%
Demand, interest-bearing	8,736	14	0.16%	7,399	12	0.16%
Money market accounts	18,819	92	0.49%	16,112	71	0.44%
Savings accounts	61,918	552	0.89%	61,551	555	0.90%
Certificates of deposit	26,514	388	1.46%	22,316	308	1.38%

Total deposits	$136,145	$1,046	0.77%	$125,436	$946	0.75%

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at the dates indicated. Jumbo certificates of deposit require minimum deposits of $100,000.

	At December 31,
	2015		2014
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Three months or less	$888	1.37%	$1,146	0.67%
Over three months through six months	2,580	1.29%	289	1.00%
Over six months through one year	3,617	1.27%	1,627	1.38%
Over one year	9,802	1.68%	13,663	1.57%
Total	$16,887	1.52%	$16,725	1.48%

Borrowings. We have an agreement with a correspondent bank for a $1.5 million unsecured federal funds overnight line of credit to provide cash advances, should we need additional funds for loan originations or other purposes. Borrowings on this line of credit were $242,000 and $366.000 at December 31, 2015 and December 31, 2014, respectively. We also have the ability to borrow from the FHLB of Pittsburgh on an unsecured basis. Our maximum borrowing capacity from the FHLB of Pittsburgh at December 31, 2015 and December 31, 2014, was $83.4 million and $72.3 million, respectively. At December 31, 2015, we had $19.2 million outstanding at the FHLB of Pittsburgh as compared to $13.0 million at December 31, 2014. Included in the $19.2 million of outstanding borrowings at December 31, 2015 were the following fixed rate advances (in thousands):

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Amount	Rate	Settlement Date	Maturity Date
$3,000	1.06%	September 24, 2013	September 23, 2016
2,500	1.24%	August 28, 2014	August 28, 2017
1,665	1.73%	July 2, 2013	July 2, 2018
2,000	1.82%	June 3, 2014	June 3, 2019

On October 15, 2015, the Company closed a pooled private offering of $5.0 million of subordinated debt. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $100,000, on or after October 1, 2020 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on October 1, 2025. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Subordinated Loan Agreement.

Results of Operations for the Years Ended December 31, 2015 and December 31, 2014

Financial Highlights. Income, before taxes, for the year ended December 31, 2015 was $1.3 million compared to $1.1 million for the year ended December 31, 2014. The $284,000, or 27.0%, increase in income, before taxes, for the year ended December 31, 2015 was primarily due to the $406,000 increase in net interest income due to the overall growth of the Bank, offset in part by a decrease in non-interest income of $126,000 due primarily to the reduction in net gains on the sales of loans as Small Business Administration lending declined in our market area due to the continued improvement in the economy.

Net Interest Income. Net interest income increased by $406,000, or 6.3%, to $6.8 million for the year ended December 31, 2015 from $6.4 million in 2014. The net interest rate spread decreased to 4.16% for the year ended December 31, 2015 from 4.34% in 2014 primarily as a result of the decrease in the yield on the loan portfolio from 5.34% for the year ended December 31, 2014 to 5.17% for the year ended December 31, 2015. The net interest margin decreased to 4.33% for the year ended December 31, 2015 from 4.50% for the year ended December 31, 2014. The decrease in the net interest margin was also the result of the decrease in the yield on the loan portfolio from 5.34% for the year ended December 31, 2014 to 5.17% for the year ended December 31, 2015.

Total interest income increased $592,000, or 7.9%, to $8.1 million for the year ended December 31, 2015, from $7.5 million in 2014. The increase in interest income primarily reflects the $15.9 million increase in average loans receivable from 2014 to 2015. Interest income earned on loans increased to $8.0 million for the year ended December 31, 2015, or 11.45%, from $7.4 million in 2014.

Interest expense on interest-bearing liabilities increased $186,000, or 17.5%, to $1.2 million for the year ended December 31, 2015, from $1.1 million in 2014. The increase was due primarily to the $8.0 million increase in average certificates of deposits from $22.3 million in 2014 to $26.5 million in 2015 and the increase in borrowed funds of $3.0 million from $10.9 million to $13.9 million during the same time period.

Provision for Loan Losses. A provision for loan losses is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by us, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon our analysis of these factors, management increased the provision for loan losses by $41,000, or 17.8%, for the year ended December 31, 2015 as compared to 2014, which was primarily due to the increase in incurred charge-offs during 2015. The allowance for loan losses was $1.8 million, or 1.1% of total loans, as of December 31, 2015 as compared with $1.8 million, or 1.3% of total loans, as of December 31, 2014. The Bank’s non-accrual loans decreased 40% from $1.8 million at December 31, 2014 to $1.1 million at December 31, 2015. The Bank had $1.2 million of loans classified as substandard or doubtful, consisting of commercial term, commercial mortgage and commercial line loans as compared to $2.5 million of loans classified as substandard or doubtful at December 31, 2014 consisting of commercial term, commercial mortgage, commercial lines and construction loans.

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From December 31, 2014 to December 31, 2015 the bank’s unallocated reserve increased from $451,000 to $458,000, respectively. Due to improving economic conditions including the decreasing unemployment rate in the Reading Metropolitan Service Area and increasing Home Sale prices in the Philadelphia Metropolitan Service Area, from December 31, 2014 to December 31, 2015 the bank reduced the qualitative factors for certain loan classes. Commercial term loans, while increasing $3.1 million from December 31, 2014 to December 31, 2015 portrayed a reduction in the allowance assigned to these loans of $25,000. For the same reasons commercial mortgage loans, while increasing $7.7 million from December 31, 2014 to December 31, 2015 had a reduction in the allowance assigned to these loans of $38,000. However, Construction loans increased from $11.9 million to $18.6 million from December 31, 2014 to December 31, 2015 and the allowance assigned to these loans increased from $102,000 to $146,000 during the same time period.

Non-interest Income. Non-interest income decreased $126,000 to $253,000 for the year ended December 31, 2015 from $379,000 in 2014, due primarily to a reduction in the gains on the sale of Small Business Administration guaranteed loans from $155,000 for the year ended December 31, 2014 to $31,000 for the year ended December 31, 2015. Given the lesser demand for Small Business Administration loans in our market area in the current economic environment, we anticipate that our origination of Small Business Administration loans will continue to decrease resulting in decreased non-interest income due to a continued corresponding reduction in sales of Small Business Administration loans.

Non-interest Expenses. Non-interest expenses decreased $45,000, or 0.8%, to $5.5 million for the year ended December 31, 2015 as compared to $5.5 million for the year ended December 31, 2014. The primary reason for the decrease was merger related costs which decreased from $196,000 for the year ended December 31, 2014 to $0 for the year ended December 31, 2015 as the merger was terminated in January 2015. Salaries and benefits increased $63,000, or 2.1%, as the number of employees grew from 33 at December 31, 2014 to 37 at December 31, 2015. Data processing costs increased 11.5%, or $78,000, to $689,000 for the year ended December 31, 2015, from $618,000 for the year ended December 31, 2014 primarily due to the increase in the size of the Bank as net loans increased 13.0% and deposits increased 8.8% from December 31, 2014 to December 31, 2015. Advertising and promotion expenses decreased $71,000 during the year ended December 31, 2015 to $59,000 from $137,000 for the year ended December 31, 2014 as the Bank terminated its outsourcing relationship for marketing and public relations. During the years ended December 31, 2014 and 2013 the Bank incurred and expensed $196,000 and $314,000, respectively, for costs related to the proposed merger with Huntingdon Valley Bank. See “Business of Victory Bancorp and Victory Bank – Termination of Proposed Merger.”

Income Taxes. An income tax expense of $323,000 was recorded on pre-tax income of $1.3 million for the year ended December 31, 2015 and an income tax expense of $448,000 was recorded for the year ended December 31, 2014 on pre-tax income of $1.1 million. The decreased effective tax rate to 24.2% for the year ended December 31, 2015 from 42.5% in 2014 is primarily due to the deductibility of the incurred merger expenses in 2014. The majority of the merger related costs were non-deductible for federal income tax purposes resulting in an effective tax rate significantly higher than the statutory tax rate of 34%. The termination of the merger agreement with Huntingdon Valley Bank in January 2015 caused the majority of these merger related costs to become deductible for federal income tax purposes in 2015 and the Bank recorded a federal income tax benefit of approximately $140,000 related to these costs.

The net deferred tax asset balance was $407,000 as of December 31, 2015 and $460,000 as of December 31, 2014. The reduction was due primarily to the utilization of net operating loss carry forwards.

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Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant. Average balances have been calculated using daily balances.

	Years Ended December 31,
	2015			2014
	Average Outstanding Balance	Interest Income Expense	Yield/Rate	Average Outstanding Balance	Interest Income Expense	Yield/Rate
	(Dollars in thousands)

Interest-earning assets
Federal funds sold	$1,040	$3	0.29%	$1,270	$3	0.23%
Interest-bearing deposit at other banks	171	—	0.00%	271	—	0.08%
Securities available- for-sale	1,315	34	2.59%	1,739	44	2.53%
Loan receivable	154,647	7,990	5.17%	138,787	7,411	5.34%
Restricted Investment in bank Stocks	737	48	6.51%	777	25	3.28%
Total interest-earning assets	157,910	8,075	5.11%	142,844	7,483	5.24%

Non interest earning assets	7,245			7,227

Total assets	$165,155			$150,071

Interest-bearing liabilities
Interest-bearing demand Deposits	$8,736	14	0.16%	$7,399	12	0.16%
Money market	18,819	92	0.49%	16,112	71	0.44%
Savings accounts	61,918	552	0.89%	61,551	555	0.90%
Certificates of deposit	26,514	388	1.46%	22,316	308	1.38%
Borrowed funds	13,888	154	1.11%	10,864	113	1.04%
Subordinated debt	1,199	45	3.75%	-	-	-%

Total interest-bearing liabilities	131,074	1,245	0.95%	118,242	1,059	0.90%

Non-interest bearing liabilities	20,614			18,506
Total liabilities	151,688			136,748

Stockholders’ equity	13,467			13,323
Total liabilities and stockholders’ equity	$165,155			$150,071

Net interest income		$6,830			$6,424
Net interest spread			4.16%			4.34%
Net interest earning assets	$26,836			$24,602
Net interest margin			4.33%			4.50%

Ratio of average of interest earning assets to interest bearing liabilities	120.5%			120.8%

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Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately to changes due to rate and the changes due to volume.

	Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
	Increase (Decrease) Due to
	Volume	Rate	Net
	(in thousands)
Interest-earning assets:
Fed funds sold	$(1)	$1	$—
Interest bearing deposits at other banks	—	—	—
Securities available-for-sale	(11)	1	(10)
Loans receivable	847	(268)	579
Restricted investment in bank stocks	(1)	24	23
Total interest-earning assets	834	(242)	592

Interest-bearing liabilities:

Interest-bearing demand deposits	2	-	2
Money market accounts	12	9	21
Savings accounts	3	(6)	(3)
Certificates of deposit	58	22	80
Borrowed funds	31	10	41
Subordinated debt	—	—	45
Total interest bearing liabilities	151	35	186

Increase/(decrease) in net interest income	$683	$(277)	$406

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by letter and phone at regular intervals. When the borrower is in default, we may commence collection proceedings. Generally, when a commercial loan becomes 90 days past due, we institute collection proceedings.

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Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 120 days or more past due to be nonperforming assets. Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. When a loan becomes 90 days delinquent, the loan may be placed on a nonaccrual status at which time the accrual of interest ceases, the interest previously accrued to income is reversed and the loan is placed on a cash basis. Generally, payments on a nonaccrual loan are applied to the outstanding principal and interest as determined at time of the collection of the loan.

The following table provides information with respect to our non-performing assets at the dates indicated.

	At December 31,
	2015	2014
	(Dollars in thousands)
Non-accrual loans:

Commercial:
Commercial term	$128	$175
Commercial mortgage	910	874
Commercial line	34	—
Construction	—	750
Consumer:
Home equity	—	—
Other consumer	—	—

Total non-accrual loans	$1,072	$1,799
Total non-performing assets	$1,345	$2,081

Non-performing loans to total loans	0.6%	1.2%
Non-performing assets to total assets	0.7%	1.3%

We had one loan classified as a troubled debt restructuring as of the year ended December 31, 2015; a commercial mortgage loan was modified for a temporary six month payment reduction. There were no loans classified as troubled debt restructurings as of and for the year ended December 31, 2014.

During the years ended December 31, 2015 and 2014, interest income of $86,000 and $51,000, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period. Interest income recognized on loans on non-accrual status during the years ended December 31, 2015 and 2014 was $18,000 and $24,000, respectively. Non-performing assets decreased from approximately $2.1 million at December 31, 2014 to $1.2 million at December 31, 2015, primarily as a result of the repayment of a $750,000 loan in early 2015 which was classified as non-accrual at December 31, 2014.

Banking regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. We utilize three classifications for problem assets: substandard, doubtful and loss. Loans classified as “substandard” are those loans with clear and defined weaknesses, such as highly leveraged positions, unfavorable financial ratios, uncertain repayment resources or poor financial condition, which may jeopardize recoverability of the loan. Loans classified as “doubtful” are those loans that have characteristics similar to those of substandard loans, but also have an increased risk that loss may occur or at least a portion of the loan may require a charge-off if liquidated at present. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans may include some loans that are past due at least 90 days, are on non-accrual status or have been restructured. Loans classified as “loss” are those loans that are in the process of being charged-off. Assets that do not currently expose Victory Bank to sufficient risk to warrant classification as a classified asset but possesses weaknesses are designated “special mention” and monitored by us.

At December 31, 2015 and 2014, we had $450,000 and $204,000, respectively, in assets classified as doubtful and no loans classified as loss. At December 31, 2015 and 2014, we had $732,000 and $2.3 million, respectively, in assets classified as substandard. In addition, at December 31, 2015 and 2014, we had $1.2 million and $507,000, respectively, in assets classified as special mention.

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Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis based on written policies and procedures that we have established to evaluate the risk in our portfolio, ensure the timely charge off of loans and properly reflect estimated future losses in the portfolio. When additional allowances are necessary, a provision for loan losses is charged to earnings. The recommendations for increases or decreases to the allowance are presented by management to the board of directors. Where specific loan loss allowances have been established, any difference between the loss allowances and the amount of loss realized would be charged or credited to current income.

	At December 31,
	2015			2014
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Commercial:
Commercial term	$186	$22,538	13.5%	$211	$19,389	13.1%
Commercial mortgage	634	79,736	47.7%	672	72,038	48.7%
Commercial line	168	20,051	12.0%	179	20,192	13.6%

Construction	146	18,567	11.1%	102	11,895	8.0%

Consumer loans:
Home equity	57	7,868	4.7%	60	9,519	6.4%
Other consumer	113	18,415	11.0%	93	15,105	10.2%

Unallocated reserves	458	—	—%	451	—	—%

Total loans	$1,762	$167,175	100.0%	$1,768	$148,138	100.0%

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Analysis of Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the years indicated.

	At December 31,
	2015	2014
	(Dollars in thousands)

Allowance at beginning of period	$1,768	$1,660
Provision for loan losses	272	231
Charge-offs:
Commercial:
Commercial term	—	(27)
Commercial mortgage	(150)	(100)
Commercial line	(130)	—
Total charge-offs	(280)	(127)
Recoveries:
Commercial:
Commercial line	2	4
Total recoveries	2	4

Net charge-offs	(278)	(123)
Allowance at end of year	$1,762	$1,768
Net charge-offs to average loans outstanding	0.2%	0.1%
Allowance for loan losses to non-performing loans at end of period	164.4%	98.3%
Allowance for loan losses to total loans at end of period	1.1%	1.2%

Interest Rate Risk Management. Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than loans because of the shorter maturities of deposits. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread.

We have an Asset/Liability Committee to coordinate all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary source of funds consists of deposit inflows, loan repayments and maturities of and payments on investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

Our primary investing activities are the origination and purchase of loans and the purchase of securities. Our primary funding activities consist of activity in deposit accounts. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

Capital Management. We are subject to various regulatory capital requirements administered by the FDIC, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2015 and 2014, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines.

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Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 13 of the notes to the consolidated financial statements of Victory Bancorp included in this Offering Circular.

For the years ended December 31, 2015 and 2014, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows. At December 31, 2015 and 2014, Victory Bank had $29.6 million and $24.2 million, respectively, in commitments to grant loans or under lines of credit and letters of credit.

MANAGEMENT OF Victory BANCORP AND Victory BANK

Shared Management Structure

The directors of Victory Bancorp are the same persons who are the directors of Victory Bank. In addition, each executive officer of Victory Bancorp is also an executive officer of Victory Bank. To date, executive officers and directors have been compensated only for their services by Victory Bank. In the future, directors and executive officers may receive additional compensation for their services to Victory Bancorp.

Executive Officers of Victory Bancorp and Victory Bank

The following table sets forth information regarding the executive officers of Victory Bancorp and Victory Bank.

Name	Age (1)	Position

Joseph W. Major	60	Chairman and Chief Executive Officer of Victory Bancorp and Victory Bank; President of Victory Bank

Richard L. Graver	54	President of Victory Bancorp; Chief Banking Officer and Chief Lending Officer of Victory Bank

Eric B. Offner	57	Executive Vice President of Victory Bancorp and Victory Bank; Chief Credit Officer of Victory Bank

Robert H. Schultz	51	Chief Financial Officer, Chief Operating Officer and Secretary of Victory Bancorp and Victory Bank

(1) As of December 31, 2015.

Directors of Victory Bancorp and Victory Bank

Victory Bancorp and Victory Bank each currently have nine directors. Directors of Victory Bancorp and Victory Bank serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting.

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The following table states the directors’ names, their ages as of December 31, 2015, the years when they began serving as directors of Victory Bancorp and Victory Bank and when their current terms expire:

Names	Position(s) Held	Age	Director Since (1)	Current Term Expires

Alan S. Apt	Director	64	2008	2018
Matthew B. Bates	Director	54	2008	2018
Robert L. Brant	Director	60	2008	2016
Michael A. Eddinger	Director	54	2008	2017
Steven S. Gilmore(2)	Director	58	2015	2016
Karl Glocker	Director	78	2008	2017
Kevin L. Johnson	Director	56	2008	2017
Joseph W. Major	Chairman of the Board of Victory Bancorp and Victory Bank	60	2008	2018
Dennis R. Urffer	Director	68	2008	2016

(1) Years prior to 2009 indicate service with Victory Bank.

(2) Mr. Gilmore was appointed to the Board of Directors on October 21, 2015.

Boards of Directors and Executive Officers of Victory Bancorp and Victory Bank

Directors

The business experience for the past five years of each of the directors is set forth below. Unless otherwise indicated, directors have held their positions for the past five years.

Alan S. Apt is the company founder, president and chief executive of Aptcor Commercial, Realtors established in 1979 and is a co-founding member and officer in Eagle Property Management, LLC. In addition, Mr. Apt is a partner/member in various real estate development and investment companies active in owning, managing and developing commercial real estate. Mr. Apt is one of the most recognized brokers of commercial real estate in the Philadelphia metropolitan region and has been active in broad sectors of the industry including brokerage, leasing, land development, build to suit, investment, management, valuation, ad valorem taxation, consulting, business brokerage, financing and exchanging. Mr. Apt is a founding, charter member of TriState Realtors Commercial Alliance for Pennsylvania, New Jersey and Delaware, having served on the board of directors from 1992 to 1998. He has been a member of the National Association of Realtors and the statewide Pennsylvania Association of Realtors since 1973. Mr. Apt was awarded Realtor Emeritus status by the National Association of Realtors in 2014 after 40 years of service to the industry. He currently serves as a Director for Camp Rainbow, Inc., a nonprofit overnight summer camp for disadvantaged children in Montgomery County. Mr. Apt served on the board of directors of Community Housing Services, a Montgomery County based 501(c)(3) housing agency providing self-sufficiency and housing initiatives to low- and moderate-income clients, from 2002 to 2006 and has served as an elected director of the Norristown Area School District.

Matthew B. Bates is the chief executive officer of Evans Delivery Company and West Motor Freight and DM Transportation Management Services. In 1988, Mr. Bates joined his father-in-law, Albert L. Evans Jr., in the family-owned businesses. During the past 26 years, the Evans Group of companies grew organically and through acquisition. Today, the group includes Evans Delivery Company Inc., West Motor Freight, All Points Transport, Hale International Division, DM Transportation and 562 Terminal Facility Limited Partnership. The group operates over 3,000 trucks from over 180 locations and provides transportation and logistics services throughout the United States.

Robert L. Brant is a principal in the Trappe law firm Robert L. Brant & Associates, LLC. He is on the Board of Trustees of Ursinus College. Mr. Brant concentrates his practice in the areas of zoning, land use, real estate, municipal and business law and related litigation.  He is Solicitor to zoning hearing boards, municipal authorities and municipalities.  Mr. Brant has also served as Special Counsel and Conflict Counsel to numerous municipalities with regard to litigation before municipal bodies, courts and governmental agencies, including the Environmental Hearing Board.  Mr. Brandt provides the board of directors with important knowledge and insight necessary to assess the legal issues inherent to the business of Victory Bank. In addition, Mr. Brandt has strong ties to the community in which we operate. This background and experience qualifies Mr. Brandt to serve on our board of directors.

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Michael A. Eddinger is a principal and co-owner of Suburban Water Technology located in Gilbertsville, Pennsylvania since 1992 and expanded into Southern Delaware in 2013. A successful entrepreneur, he and his brother have built a fast-growing and profitable enterprise specializing in the sales and service of commercial and residential water treatment equipment. He began his career in the commercial refrigeration business, with hands-on drafting and sales engineering experience. Mr. Eddinger is also a partner in several real estate development and construction projects in Florida, Pennsylvania and Delaware. The scope of these projects has included land acquisition, land development, construction, sales and property management. He is a life-long member of the Boyertown Community and has served on several community boards. This background and experience qualifies Mr. Eddinger to serve on our board of directors.

Karl Glocker is the former president of Glocker & Co., Inc., a full-service residential and commercial real estate broker, appraisal service and insurance company. He is a long-standing member of the Central Montgomery County Board of Realtors, the Pennsylvania State Association of Realtors, and the National Association of Realtors, including their appraisal section. Mr. Glocker has also served on various other charitable and non-profit boards throughout his career in the real estate business. Mr. Glocker’s background provides the board of directors with critical experience in certain real estate matters, specifically in the markets in which Victory Bank conducts its business, as well as valuable insight regarding the local business environment. Mr. Glocker’s background and experience and strong ties to the community qualify him to serve on our board of directors.

Steven S. Gilmore is the president and chief executive officer of Gilmore & Associates Inc. (G&A), a civil engineering and consulting services company with five office locations throughout eastern Pennsylvania. Mr. Gilmore has 35 years of experience concentrating in the design of residential, industrial and commercial real estate including permitting and approvals at all levels. He has also focused on providing municipal consulting services to numerous municipal entities throughout Eastern Pennsylvania. Mr. Gilmore is a graduate of Villanova University and a registered professional engineer in the Commonwealth of Pennsylvania. He has also served on numerous boards of directors including; the Regional Advisory Board — National Penn/First Service Bank, Bucks County Community College Foundations, Central Bucks Family & the YMCA. Mr. Gilmore’s experience in residential, industrial and commercial real estate and relationships in the communities which the Bank serves qualify him to serve on our board of directors.

Kevin L. Johnson is the president and founder of Traffic Planning and Design, Inc. (“TPD”), a firm repeatedly ranked as one of the 100 best places to work in Pennsylvania by the Team Pennsylvania Foundation including being one of only three engineering firms to attain this ranking in 2015.  TPD has also been repeatedly ranked as one of the best medium-sized civil engineering firms to work for in the United States by Zweig Group (formerly CE News Magazine) including attaining the number one ranking in 2009.  TPD is a member of the Philadelphia Business Journal’s Hot Firm Hall of Fame for being ranked as one of the 100 fastest growing businesses in the Greater Philadelphia region for five years in succession. TPD is also one of the 15 largest engineering firms in the Philadelphia metropolitan area according to the Business Journal.

Mr. Johnson is a public advocate for transportation funding and in 2015, he was named Delaware Valley’s Engineer of the Year.  He sits on the Board of Directors for several organizations including the Southeastern Pennsylvania Transportation Authority (SEPTA) where he serves as Chairman of both the Audit and Pension Committees, is past Chairman of both the Administrative and Operations Committees, and is only the second engineer to serve on the Board.  In 2011, Mr. Johnson was one of four engineers to serve on Governor Corbett’s Transportation Funding Advisory Commission and is the only engineer to serve on the Transportation Transition teams for both Governors Corbett and Wolf. He is the past president of the American Society for Highway Engineers, Delaware Valley section, and is a member of the Institute of Transportation Engineers. Mr. Johnson is also a major supporter of the University of Pennsylvania’s Transportation Systems Engineering Alumni Club.  Mr. Johnson’s background and experience and strong ties to the community qualify him to serve on our board of directors.

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Joseph W. Major, Bank Leader is the chairman of the board and chief executive officer of The Victory Bank, and has served as the president and chief executive officer of two other financial services companies, Vartan National Bank, a privately held commercial banking company headquartered in Harrisburg, Pennsylvania, and Patriot Bank Corp., a $1.1 billion bank holding company headquartered in suburban Philadelphia. Mr. Major is a member and officer of the Board of Directors of the Pennsylvania Bankers Association, and formerly served as a director of The First National Bank of Liverpool and a director of ETA, a bank data processing service bureau located in central Pennsylvania. He also served as a director of the PA Banker’s Advanced School of Banking and is currently a member of the faculty. In addition to his undergraduate degree in business, Mr. Major holds a JD from the University of Akron, and is an honor’s graduate of the ABA’s Stonier Graduate School of Banking (1998), where he currently serves as a Capstone Advisor to members of the third year class. Mr. Major’s background and experience and strong ties to the community qualify him to serve on our board of directors.

Dennis R. Urffer has been a Certified Public Accountant and shareholder with Resnick Amsterdam Leshner, PC (an accounting firm), since 1989, he currently serves as the Chairman, Estate and Gift Tax Department of the firm. Mr. Urffer is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. His former and present community affiliations include service with the following organizations: former treasurer and board member of the Boyertown Area YMCA; founding member and former board member of the Berks Mont Business Association; first president and former board member of Building a Better Boyertown; and current member of Boyertown Area YMCA Endowment Committee. Mr. Urffer’s extensive accounting experience and his civic and community background qualify him to serve on our board of directors.

Executive Officers Who Are Not Directors

A brief description of the background of each of our executive officers who is not also a director is set forth below.

Richard L. Graver is the President of the Company and Chief Banking and Chief Lending Officer of the Bank. He has over 35 years of banking experience serving in various management, sales and lending roles. He has been employed by the Bank since its inception.

Eric B. Offner is an Executive Vice President of the Company and the Bank and Chief Credit Officer of the Bank. He has experience with two previous financial institutions with assets of $20 and $10 billion prior to his tenure at the Bank. Mr. Offner has had direct lending experience with many types of commercial enterprises and held various bank management roles. He has been employed by the Bank since March 2008.

Robert H. Schultz is the Chief Financial Officer, Chief Operating Officer and Secretary of the Company and the Bank. Mr. Schultz has experience with two previous community banks in the suburban Philadelphia marketplace prior to joining the Bank. He has held various management roles encompassing compliance, information technology, and human resources in addition to his primary duties as chief financial officer.  He has been employed by the bank since 2007.

Board of Director Independence

The Board of Directors of Victory Bancorp has reviewed the relationships that each director has with us and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of NASDAQ listing standards and who the Board of Directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be “independent directors.” The Company is not listed on The NASDAQ Stock Market. However, the Company chooses to apply the current listing standards of The NASDAQ Stock Market in determining director independence. The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which our Board members are directors or executive officers. After evaluating these factors, the Board of Directors has determined that Messrs. Apt, Bates, Brant, Eddinger, Gilmore, Glocker, Johnson and Urffer are independent directors of Victory Bancorp, within the meaning of NASDAQ listing standards. Mr. Major is not independent because he serves as a compensated executive officer of Victory Bancorp and Victory Bank.

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Audit Committee

The Audit Committee assists the Board of Directors in its oversight of Victory Bancorp’s accounting and reporting practices, the quality and integrity of Victory Bancorp’s financial reports and Victory Bancorp’s compliance with applicable laws and regulations. The Audit Committee is also responsible for engaging Victory Bancorp’s independent auditors and monitoring its conduct and independence. The Audit Committee is comprised of Messrs. Apt, Eddinger, Johnson and Urffer. The Board of Directors has determined that Dennis R. Urffer is an audit committee financial expert under the rules of the Securities and Exchange Commission. A majority of the members of the Audit Committee are considered independent within the meaning of NASDAQ listing standards.

Director Compensation

Each of the individuals who serve as a director of Victory Bancorp also serves as a director of Victory Bank and earns director and committee fees in that capacity. Each director other than the chairman is paid $600 for each board meeting attended. The chairman is not paid for attending meetings. Each member of the audit committee of Victory Bancorp consisting of Messrs. Apt, Eddinger, Johnson, and Urffer, receives $300 per meeting attended.

The following table sets forth the compensation paid to Victory Bancorp’s directors for the fiscal year ended December 31, 2015, except for Mr. Major who is in the summary compensation table below.

Name	Fees Earned or Paid in Cash
Alan S. Apt	$12,300
Matthew B. Bates	10,800
Robert L. Brant	12,900
Michael A. Eddinger	10,500
Steven S. Gilmore	3,900
Karl Glocker	13,800
Kevin L. Johnson	11,700
Dennis R. Urffer	11,700

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Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the fiscal year ended December 31, 2015, certain information as to the total compensation paid by Victory Bank to its principal executive officer and the next two most highly compensated executive officers whose total compensation exceeded $100,000. These individuals are referred to in this Offering Circular as “named executive officers.”

Name and Principal Position	Fiscal Year	Salary	Bonus	All Other Compensation(1)	Total
Joseph W. Major	2015	$208,853	$50,000	$14,243	$273,096
Chairman and CEO
Richard L. Graver	2015	$155,740	$19,000	$22,244	$196,984
President, Chief Banking Officer and Chief Lending Officer
Robert H. Schultz	2015	$149,510	$23,000	$26,287	$198,797
Chief Financial Officer and Chief Operations Officer

(1) Details of the amounts disclosed in the “All Other Compensation” column are provided in the table below:

	Mr. Major		Mr. Graver		Mr. Schultz
Employer contributions to 401(k) plan	$1,930		$5,242		$4,800
Perquisites	12,313	(1)	17,002	(1)	21,487	(1)
Total	$14,243		$22,2448		$26,287

(1)	Perquisites for Messrs. Major, Graver and Schultz include a company automobile and employee paid insurance premiums. Perquisites for Messrs. Major and Graver also include country club dues.

The Company currently expects that the compensation to be paid to the named executive officers for the fiscal year ended December 31, 2016 will be substantially similar to the amounts provided above. However, the Company cannot estimate the amount of any discretionary bonus that may be paid based on the results of the fiscal year ended December 31, 2016.

Performance Cash Incentives

Victory Bank uses annual cash incentives as a short-term incentive to drive achievement of our annual performance goals.

The annual cash incentive focuses on the achievement of annual performance goals and awards in cash. It is designed to:

•	support our strategic business objectives;
•	promote the attainment of specific financial goals;
•	reward achievement of specific performance objectives; and
•	encourage teamwork.

Cash bonuses, if any, are entirely discretionary, based on an annual assessment of performance at year-end. Annual cash bonus incentives are designed to provide competitive levels of compensation based upon achievement of pre-determined performance factors which are determined at the beginning of each year and may change from year to year. In general, these factors may be measures such as return on assets, return on equity, earnings per share or similar indicators. The size of an annual cash bonus incentive is influenced by these factors, as well as individual performance.

Annual cash incentives are accrued for expected levels of performance, with upside opportunities for superior performance, subject to the discretion of the Compensation Committee. Annual cash bonus incentive awards are contingent upon employment with Victory Bank through the end of the fiscal year.

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Employment Agreements and Change in Control Severance Agreements

Joseph W. Major, Chairman of the Board and Chief Executive Officer of Victory Bancorp and Victory Bank, is a party to an employment agreement with Victory Bank. Robert H. Schultz, Chief Financial Officer and Chief Operating Officer of Victory Bancorp and Victory Bank, Richard L. Graver, Chief Banking Officer of Victory Bancorp and Victory Bank, and Eric B. Offner, Executive Vice President and Chief Credit Officer are also parties to employment agreements with Victory Bank. Saul S. Rivkin, Vice President and Chief Retail Officer of Victory Bank, and Alexander S. Kroll, Senior Vice President and Senior Commercial Relationship Manager have each entered into a change in control severance agreement with Victory Bank. The current base salaries for Messrs. Major, Schultz, Graver, Offner, Rivkin and Kroll are $225,000, $160,000, $160,000, $148,625, $105,000 and $132,000, respectively. Generally, these agreements provide compensation to each executive officer following a change of control and certain terminations of employment. Those agreements generally provided for a severance payment equal to 1 to 2.99 times the executive’s “base amount” (which is defined as his average annual compensation includable in his gross income during the most recent five taxable years ending before the year in which the change of control of Victory Bank occurs) prior to the date of termination, plus continued health and welfare insurance benefits or reimbursement of after tax cost of receiving substantially similar benefits.

Under Mr. Major’s employment agreement, he is entitled to receive a lump-sum cash payment upon the occurrence of an involuntary termination and a “change in control,” which is defined to mean a change in ownership of Victory Bancorp or Victory Bank, a change in effective control of Victory Bancorp or Victory Bank, or a change in the ownership of a substantial portion of the assets of Victory Bancorp or Victory Bank. In such event, Mr. Major’s employment agreement provides that he is entitled to receive a lump-sum cash payment equal to 2.99 times Mr. Major’s “base amount,” which is defined as his average annual compensation includable in his gross income during the most recent five taxable years ending before the year in which the change of control of Victory Bank occurs. The employment agreement also provides for a payment of continued medical, dental and life insurance benefits for Mr. Major and his dependents for the remaining term of his agreement, or reimbursement of the after-tax cost of obtaining substantially similar benefits.

Under Mr. Graver’s employment agreement, he is entitled to receive a lump-sum cash payment upon the occurrence of an involuntary termination (other than for cause) and a “change in control,” which is defined to mean a change in ownership of Victory Bancorp or Victory Bank, a change in effective control of Victory Bancorp or Victory Bank, or a change in the ownership of a substantial portion of the assets of Victory Bancorp or Victory Bank. In such event, Mr. Graver’s employment agreement provides that he is entitled to receive a lump-sum cash payment equal to 2.99 times Mr. Graver’s “base amount,” which is defined as his average annual compensation includable in his gross income during the most recent five taxable years ending before the year in which the change of control of Victory Bank occurs. The employment agreement also provides for a payment of continued health and welfare insurance benefits for Mr. Graver and his dependents for the remaining term of his agreement, or reimbursement of the after-tax cost of obtaining substantially similar benefits.

Under Mr. Schultz’s employment agreement, he is entitled to receive a lump-sum cash payment upon the occurrence of an involuntary termination (other than for cause) and a “change in control,” which is defined to mean a change in ownership of Victory Bancorp or Victory Bank, a change in effective control of Victory Bancorp or Victory Bank, or a change in the ownership of a substantial portion of the assets of Victory Bancorp or Victory Bank. In such event, Mr. Schultz’s employment agreement provides that he is entitled to receive a lump-sum cash payment equal to 2.0 times Mr. Schultz’s “base amount,” which is defined as his average annual compensation includable in his gross income during the most recent five taxable years ending before the year in which the change of control of Victory Bank occurs. The employment agreement also provides for a payment of continued health and welfare insurance benefits for Mr. Schultz and his dependents for the remaining term of his agreement, or reimbursement of the after-tax cost of obtaining substantially similar benefits.

Under Mr. Offner’s employment agreement, he is entitled to receive a lump-sum cash payment upon the occurrence of an involuntary termination (other than for cause) and a “change in control,” which is defined to mean a change in ownership of Victory Bancorp or Victory Bank, a change in effective control of Victory Bancorp or Victory Bank, or a change in the ownership of a substantial portion of the assets of Victory Bancorp or Victory Bank. In such event, Mr. Offner’s employment agreement provides that he is entitled to receive a lump-sum cash payment equal to 2.50 times Mr. Offner’s “base amount,” which is defined as his average annual compensation includable in his gross income during the most recent five taxable years ending before the year in which the change of control of Victory Bank occurs. The employment agreement also provides for a payment of continued health and welfare insurance benefits for Mr. Offner and his dependents for the remaining term of his agreement, or reimbursement of the after-tax cost of obtaining substantially similar benefits.

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The change in control severance agreement for Mr. Rivkin provides for a lump-sum cash payment upon the occurrence of an involuntary termination (other than for cause) and a “change in control,” which is defined the same as for purposes of the above employment agreements. Under his change in control agreement, Mr. Rivkin would be entitled to lump-sum cash payments equal to one times Mr. Rivkin’s base salary (at the rate in effect immediately prior to the change in control). The change in control agreement also provides for continued life and medical benefits for a period of one year, or reimbursement of the after-tax cost of obtaining substantially similar benefits.

The change in control severance agreement for Mr. Kroll provides for a lump-sum cash payment upon the occurrence of an involuntary termination (other than for cause) and a “change in control,” which is defined the same as for purposes of the above employment agreements. Under his change in control agreement, Mr. Kroll would be entitled to lump-sum cash payments equal to one times Mr. Kroll’s base salary (at the rate in effect immediately prior to the change in control). The change in control agreement also provides for continued life and medical benefits for a period of two years, or reimbursement of the after-tax cost of obtaining substantially similar benefits.

2013 Equity Incentive Plan

At the 2013 annual meeting, Victory Bancorp’s shareholders approved The Victory Bancorp, Inc. 2013 Equity Incentive Plan (the “2013 Plan”).

Under the 2013 Plan, Victory Bancorp may grant performance awards that can be settled in stock or cash, restricted stock and restricted stock units (“Stock Awards”), incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), non-qualified stock options, and stock appreciation rights (“SARs”).

Under the 2013 Plan, the maximum number of shares of common stock available for awards is 228,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event.

Under the 2013 Plan, employees, non-employee directors and other service providers, such as consultants or independent contractors, are eligible to receive awards under the plan. The Plan Committee has discretion to designate awards recipients and the type and terms of awards made to such recipients. As of December 31, 2015, no awards have been granted to officers and directors of Victory Bancorp and Victory Bank.

The 2013 Plan became effective upon approval by the shareholders and will terminate on the tenth anniversary of the effective date, unless earlier terminated by the Board. The Board may amend the 2013 Plan at any time, subject to shareholder approval if (i) required by applicable law, rule or regulation or (ii) the Board seeks to modify the option and SAR repricing provisions in the 2013 Plan. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder. There were no awards under the 2013 Plan during the years ended December 31, 2015 and 2014.

Transactions with Certain Related Persons

Loans and Extensions of Credit. Federal regulations require that all loans or extensions of credit to executive officers, directors, principal shareholders and their related interests must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Victory Bank, therefore, is prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees that does not give preference to any executive officer or director over any other employee. In addition, Pennsylvania law regulates the granting of loans to our officers and directors.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of our capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of our Board of Directors. Loans to executive officers are subject to additional restrictions.

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All loans to our related persons – as defined in Instruction 1 to Item 404(a) of Regulation S-K – were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those provided at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

Other Transactions. Victory Bank may lend to or enter into business arrangements with certain organizers, founding investors, directors, officers or employees (and their immediate families or related interests) under terms and conditions that are permissible under applicable law and regulations and consistent with safe and sound banking practices

Since January 1, 2014, there have been no transactions, and there are no currently proposed transactions, in which Victory Bancorp was or is to be a participant and the amount involved exceeds of $50,000, and in which any of its executive officers and directors or their immediate families had or will have a direct or indirect material interest.

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Stock Ownership

The following table provides information as of December 31, 2015 about the shares of Victory Bancorp common stock that may be considered to be beneficially owned by each director, by executive officers of Victory Bancorp and by all directors and executive officers of Victory Bancorp as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name	Number of Shares Owned (Excluding Warrants)		Number of Shares That May be Acquired Within 60 Days by Exercising Stock Options and/or Warrants and Converting Preferred Stock	Percent of Common Stock Outstanding(1)

Alan S. Apt	12,500	(2)	8,718	2.05%
Matthew B. Bates	20,000	(3)	14,628	3.33%
Robert L. Brant	15,000		14,628	2.85%
Michael A. Eddinger	20,000	(4)	4,778	2.41%
Steven S. Gilmore	-		-	-
Karl Glocker	12,500	(5)	28,418	3.88%
Richard L. Graver	6,500	(6)	16,244	2.18%
Kevin L. Johnson	20,000		4,778	2.41%
Joseph W. Major	55,833	(7)	38,199	8.84%
Eric B. Offner	2,500		13,850	1.57%
Robert H. Schultz	7,000	(8)	6,562	1.31%
Dennis R. Urffer	11,000		14,628	2.46%

All directors and executive officers as a group (12 persons)	182,833		165,431	29.24%

(1)	Based on 1,025,464 shares of Company common stock outstanding and entitled to vote as of December 31, 2015, plus the number of shares issuable upon the exercise of stock options and/or warrants and the conversion of preferred stock that may be acquired within 60 days by each individual (or group of individuals).
(2)	Includes 9,430 shares held in an IRA for the benefit of Mr. Apt.
(3)	Includes 3,400 shares held in an IRA for the benefit of Mr. Bates.
(4)	Includes 4,219 shares held in an IRA for the benefit of Mr. Eddinger, 2,849 shares held in an IRA for the benefit of Mr. Eddinger’s spouse, and 12,932 shares held by Sunrise Lane, LLC, over which Mr. Eddinger has voting power.
(5)	Includes 2,000 shares held in Glocker and Co. Inc., Employee Profit Sharing Plan, in which Mr. Glocker is a trustee.
(6)	Shares are held in an IRA for the benefit of Mr. Graver.
(7)	Includes 50,000 shares held in an IRA for the benefit of Mr. Major and 5,000 shares held in an IRA for the benefit of Mr. Major’s spouse.
(8)	Shares are held in an IRA for the benefit of Mr. Schultz.

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REGULATION AND SUPERVISION

The following discussion describes elements of an extensive regulatory framework applicable to bank holding companies and banks. Victory Bank is a Pennsylvania-chartered commercial bank and Victory Bancorp is a registered bank holding company, and both of them are currently subject to regulation and supervision by the DOBS, the FDIC and the Board of Governors of the Federal Reserve System.

Federal and state regulation of banks and bank holding companies is intended primarily for the protection of depositors and the Deposit Insurance Fund, rather than for the protection of potential shareholders and creditors.

General

Victory Bank is a Pennsylvania-chartered bank that is subject to extensive regulation, examination and supervision by the DOBS, as its primary regulator, and the FDIC, as its deposits insurer. Victory Bank is a member of the FHLB system and, with respect to deposit insurance, of the Deposit Insurance Fund managed by the FDIC. Victory Bank must file reports with the DOBS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. The DOBS and/or the FDIC conducts periodic examinations to test Victory Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in the regulatory requirements and policies, whether by the DOBS, the FDIC or Congress, could have a material adverse impact on Victory Bank, Victory Bancorp and their operations.

Certain regulatory requirements applicable to Victory Bank and Victory Bancorp are referred to below or elsewhere herein. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Victory Bank and Victory Bancorp and is qualified in its entirety by reference to the actual statutes and regulations.

Bank Regulation

Pennsylvania Banking Regulation

Activity Powers. The DOBS will regulate the internal organization of Victory Bank, as well as our activities, including, deposit-taking, lending and investment. The basic authority for our activities is specified by Pennsylvania law and by regulations, policies and directives issued by the DOBS. The FDIC also regulates many of the areas regulated by the DOBS, and federal law limits some of the authority that the DOBS grants to us.

Examination and Enforcement. The DOBS regularly examines state chartered banks in such areas as reserves, loans, investments, management practices and other aspects of operations. Although the Pennsylvania DOBS may accept the examinations and reports of the FDIC in lieu of its own examination, the present practice is for the Pennsylvania DOBS to conduct individual examinations. The DOBS may order any commercial bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, trustee, officer, attorney or employee of a commercial bank engaged in an objectionable activity, after the DOBS has ordered the activity to be terminated, to show cause at a hearing before the DOBS why such person should not be removed.

The DOBS may examine Victory Bank whenever it deems an examination advisable. The DOBS regularly examines Victory Bank. The Department may order any bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Commissioner of the Department why such person should not be removed.

Loans-to-One-Borrower Limitations. With certain specified exceptions, a Pennsylvania chartered bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of a bank’s capital funds. Under the Pennsylvania Banking Code, loans which are secured by collateral which has a market value of not less than 120% of the amount of the obligations secured by such collateral are partially excluded from the loan-to-one-borrower limitation. At December 31, 2015, our regulatory limit on loans-to-one borrower was $2.5 million.

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Loans to Victory Bank’s Insiders. Pennsylvania law provides that we may make loans to our executive officers and directors and greater than 10% shareholders in accordance with federal regulations, as discussed below.

Dividend Restrictions. Victory Bancorp is a legal entity separate and distinct from its subsidiary, Victory Bank. There are various legal and regulatory restrictions on the extent to which Victory Bank can, among other things, finance or otherwise supply funds to, Victory Bancorp. Specifically, dividends from Victory Bank are the principal source of Victory Bancorp’s cash funds and are there are certain legal restrictions under Pennsylvania law and Pennsylvania banking regulations on the payment of dividends by state-chartered banks. The DOBS, the FDIC and the Federal Reserve Board also have authority to prohibit Victory Bancorp and Victory Bank from engaging in certain practices deemed an unsafe and unsound banking practice. The payment of dividends could, depending upon the condition of Victory Bancorp and Victory Bank, be deemed to constitute an unsafe and unsound practice.

The Pennsylvania Banking Code regulates the distribution of dividends by banks and states, in part, that dividends may be declared and paid only out of accumulated net earnings. In addition, we may not declare and pay dividends from the surplus funds that Pennsylvania law requires that we maintain. Each year we will be required to set aside as surplus funds a sum equal to not less than 10% of our net earnings until the surplus funds equal 100% of our capital stock. We may invest surplus funds in the same manner as deposits, subject to certain exceptions. In addition, dividends may not be declared or paid if a bank is in default in payment of any assessment due the FDIC. See “Dividend Policy.”

Minimum Capital Requirements. Regulations of the DOBS impose on Pennsylvania chartered depository institutions, including Victory Bank, minimum capital requirements similar to those imposed by the FDIC on insured state banks. See “—Federal Banking Regulation—Capital Requirements.”

Federal Banking Regulation

Capital Requirements. Victory Bank is required to comply with the FDIC’s capital adequacy standards for insured banks. The FDIC has issued risk-based capital and leverage capital guidelines for measuring capital adequacy, and all applicable capital standards must be satisfied for Victory Bank to be considered in compliance with regulatory capital requirements.

Under the FDIC’s risk-based capital measure, the minimum ratio (“Total Capital Ratio”) of Victory Bank’s total capital (“Total Capital”) to its risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of “Tier 1 Capital.” Tier 1 Capital includes common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and various other intangible assets. The remainder of Total Capital may consist of “Tier 2 Capital” which includes certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves. A bank that does not satisfy minimum capital requirements may be required to adopt and implement a plan acceptable to its federal banking regulator to achieve an adequate level of capital.

Under the leverage capital measure, the minimum ratio (“Leverage Capital Ratio”) of Tier 1 Capital to average assets, less goodwill and various other intangible assets, generally is 4.0%. The FDIC’s guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels without significant reliance on intangible assets, and a bank’s “Tangible Leverage Ratio” (determined by deducting all intangible assets) and other indicators of a bank’s capital strength also are taken into consideration by banking regulators in evaluating proposals for expansion or new activities.

The FDIC also considers interest rate risk (arising when the interest rate sensitivity of Victory Bank’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank’s capital adequacy. Banks with excessive interest rate risk exposure are required to hold additional amounts of capital against their exposure to losses resulting from that risk. Through the risk-weighting of assets, the regulators also require banks to incorporate market risk components into their risk-based capital. Under these market risk requirements, capital is allocated to support the amount of market risk related to a bank’s lending and trading activities.

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Victory Bank’s capital categories are determined solely for the purpose of applying the “prompt corrective action” rules described below and they are not necessarily an accurate representation of its overall financial condition or prospects for other purposes. A failure to meet the capital guidelines could subject Victory Bank to a variety of enforcement actions under those rules, including the issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and other restrictions on its business. As described below, the FDIC also can impose other substantial restrictions on banks that fail to meet applicable capital requirements.

As a bank holding company, Victory Bancorp is subject to capital adequacy guidelines for bank holding companies substantially similar to those of the FDIC for state-chartered commercial banks.

Basel III Capital Rule. The federal bank regulatory agencies issued a final rule revised their risk based capital requirements and the method for calculating risk-weighted assets which was effective January 1, 2015. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $1.0 billion or more and top-tier savings and loan holding companies.

The new minimum capital level requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. In addition, the rules assign a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The rules also eliminate the inclusion of certain instruments, such as trust preferred securities, from Tier 1 capital. However, instruments issued prior to May 19, 2010 will be grandfathered for companies with consolidated assets of $15 billion or less. In addition, Tier 2 capital is no longer limited to the amount of Tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of common stock will be required to be deducted from capital, subject to a two-year transition period. Finally, Tier 1 capital will include accumulated other comprehensive income (which includes all unrealized gains and losses on available for sale debt and equity securities), subject to a two-year transition period.

The rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital and would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

Activity Restrictions on State-Chartered Banks. Federal law and FDIC regulations generally limit the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for national banks and their subsidiaries, unless such activities and investments are specifically exempted by law or consented to by the FDIC.

Before making a new investment or engaging in a new activity that is not permissible for a national bank or otherwise permissible under federal law or the FDIC regulations, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless a bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds. Certain activities of subsidiaries that are engaged in activities permitted for national banks only through a “financial subsidiary” are subject to additional restrictions.

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Federal law permits a state-chartered bank to engage, through financial subsidiaries, in any activity in which a national bank may engage through a financial subsidiary and on substantially the same terms and conditions. In general, the law permits a national bank that is well-capitalized and well-managed to conduct, through a financial subsidiary, any activity permitted for a financial holding company other than insurance underwriting, insurance investments, real estate investment or development or merchant banking. A bank must have policies and procedures to assess the financial subsidiary’s risk and protect the bank from such risk and potential liability, must not consolidate the financial subsidiary’s assets with the bank’s and must exclude from its own assets and equity all equity investments, including retained earnings, in the financial subsidiary. Although Victory Bank meets all conditions necessary to establish and engage in permitted activities through financial subsidiaries, it has not yet determined whether or the extent to which it will seek to engage in such activities.

Federal Home Loan Bank System. Victory Bank is a member of the Federal Home Loan Bank system, which consists of 12 regional Federal Home Loan Banks. The FHLB system provides a central credit facility primarily for member institutions. As a member of the FHLB of Pittsburgh, Victory Bank is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, 1/20th of its borrowings from the FHLB, or 0.3% of assets, whichever is greater. As of December 31, 2015, Victory Bank was in compliance with this requirement.

Enforcement. The FDIC has extensive enforcement authority over insured banks, including Victory Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

Prompt Corrective Action. Federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized banks. Under this system, the FDIC has established five capital categories (“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized”) and is required to take various mandatory supervisory actions, and is authorized to take other discretionary actions with respect to banks in the three undercapitalized categories. The severity of any such actions taken will depend upon the capital category in which a bank is placed. Generally, subject to a narrow exception, current federal law requires the FDIC to appoint a receiver or conservator for a bank that is critically undercapitalized.

Under the FDIC’s prompt corrective action rules, for the period ended December 31, 2015, a “well capitalized” bank has a total capital risk-weighted ratio of 10.0% or higher; a Tier 1 risk-weighted ratio of 6.0% or higher; a leverage ratio of 5.0% or higher and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An “adequately capitalized” bank has a total risk-weighted ratio of 8.0% or higher; a Tier 1 risk-weighted ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well-capitalized bank. A bank is “undercapitalized” if it fails to meet any one of the ratios required to be adequately capitalized. An institution that has a total risk-weighted ratio less than 6%, a Tier 1 risk-weighted ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and an institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” A bank may be considered to be in a capitalization category lower than indicated by its actual capital position if it receives an unsatisfactory examination rating or is subject to a regulatory action that requires heightened levels of capital.

A bank that becomes “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized” is required to submit an acceptable capital restoration plan to the FDIC. An “undercapitalized” bank also is generally prohibited from increasing its average total assets, making acquisitions, establishing new branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. Also, the FDIC may treat an “undercapitalized” bank as being “significantly undercapitalized” if it determines that those actions are necessary to carry out the purpose of the law.

As of December 31, 2015, all of Victory Bank’s capital ratios were at levels that would qualify it to be “well capitalized” for regulatory purposes.

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Federal Deposit Insurance and Assessments. Victory Bank’s deposits are insured by the FDIC to the full extent provided by law, and Victory Bank pays assessments to the FDIC for that insurance coverage. The Dodd-Frank Act established a permanent $250,000 limit for federal deposit insurance coverage. The FDIC may terminate Victory Bank’s deposit insurance if it finds that it has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated applicable laws, regulations, rules or orders.

Under the Federal Deposit Insurance Act, the FDIC uses a revised risk-based assessment system to determine the amount of Victory Bank’s deposit insurance assessment based on an evaluation of the probability that the Deposit Insurance Fund will incur a loss with respect to Victory Bank. That evaluation takes into consideration risks attributable to different categories and concentrations of Victory Bank’s assets and liabilities and any other factors the FDIC considers to be relevant. A higher assessment rate results in an increase in the assessments Victory Bank pays to the FDIC for deposit insurance.

The FDIC is responsible for maintaining the adequacy of the Deposit Insurance Fund, and the amount Victory Bank pays for deposit insurance is influenced not only by the assessment of the risk it poses to the Deposit Insurance Fund, but also by the adequacy of the insurance fund at any time to cover the risk posed by all insured institutions. Because the Deposit Insurance Fund reserve ratio had fallen below the minimum level required by law, during 2008 the FDIC adopted a restoration plan to return the reserve ratio to the minimum level and, during 2009, it imposed a special assessment on insured institutions, increased regular assessment rates, and required that insured institutions prepay their regular quarterly assessments through 2012. More recently, as required by the Dodd-Frank Act, the FDIC has increased the minimum Deposit Insurance Fund reserve ratio to 1.35%, which must be achieved by December 31, 2020. Although the Dodd-Frank Act requires the FDIC to offset the effect of the higher minimum ratio on insured depository institutions with assets of less than $10 billion, FDIC insurance assessments could be increased substantially in the future if the FDIC finds such an increase to be necessary in order to adequately maintain the insurance fund.

Transactions with Affiliates of Victory Bank. Transactions between an insured bank, such as Victory Bank, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act and implementing regulations. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, a subsidiary of a bank that is not also a depository institution or financial subsidiary is not treated as an affiliate of the bank for purposes of Sections 23A and 23B.

Among other things, Section 23A limits on the amount of:

•	a bank’s loans or extensions of credit to, or investment in, its affiliates;
•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;
•	the amount of loans or extensions of credit by a bank to third parties which are collateralized by the securities or obligations of the bank’s affiliates; and
•	a bank’s guarantee, acceptance or letter of credit issued on behalf of one of its affiliates.

Transactions of the type described above are limited in amount, as to any one affiliate, to 10 percent of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the amount limitations, each of the above transactions must also meet specified collateral requirements. Victory Bank also must comply with other provisions designed to avoid the taking of low-quality assets from an affiliate.

Section 23B, among other things, prohibits a bank or its subsidiaries generally from engaging in transactions with its affiliates unless the transactions are on terms substantially the same, or at least as favorable to the bank or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Prohibitions Against Tying Arrangements. Banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

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Community Reinvestment Act and Fair Lending Laws. All FDIC insured institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a state chartered bank, the FDIC is required to assess the institution’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, as well as other federal regulatory agencies and the U.S. Department of Justice. Victory Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

Loans to Insiders

Federal Regulation. A bank’s loans to its executive officers, directors, any owner of 10.0% or more of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and its implementing regulations. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Victory Bank’s loans. See “—Pennsylvania Banking Regulation—Loans-to-One-Borrower Limitations.” All loans by a bank to all insiders and insiders’ related interests in the aggregate may not exceed the bank’s unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s residence, may not exceed the lesser of $100,000 or the greater of $25,000 or 2.5% of the bank’s unimpaired capital and surplus. Federal regulation also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the bank, with any interested directors not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed the greater of $25,000 or 5% of the bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

An exception is made for extensions of credit made pursuant to a benefit or compensation plan of the bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

In addition, federal law prohibits extensions of credit to the bank’s insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

Pennsylvania Regulation. Provisions of the Pennsylvania Banking Code impose conditions and limitations on the liabilities to a bank of its directors and executive officers and of corporations and partnerships controlled by such persons, that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under federal law, as discussed above. The Pennsylvania Banking Code also provides that a bank that is in compliance with federal law is deemed to be in compliance with such provisions of the Pennsylvania Banking Code.

The USA PATRIOT Act

The USA PATRIOT Act of 2001 gave the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. The USA PATRIOT Act also required the federal banking agencies to take into consideration the effectiveness of controls designed to combat money laundering activities in determining whether to approve a merger or other acquisition application of a member institution. Accordingly, if we engage in a merger or other acquisition, our controls designed to combat money laundering would be considered as part of the application process. We have established policies, procedures and systems designed to comply with these regulations.

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Holding Company Regulation

Victory Bancorp is a bank holding company, subject to regulation and supervision by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board. The Federal Reserve Board has enforcement authority over Victory Bancorp and its non-banking institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Victory Bank.

As a bank holding company, Victory Bancorp is permitted to engage in those activities permissible for financial holding companies or for multiple bank holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A bank holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Federal Reserve Board, and certain additional activities authorized by Federal Reserve Board regulations.

Federal law prohibits a bank holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Federal Reserve Board. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of any company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire banking institutions, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community, the effectiveness of each parties’ anti-money laundering program, and competitive factors.

The Federal Reserve Board also takes the position that its capital distribution regulations apply to banks in bank holding company structures. Those regulations impose limitations upon all capital distributions by an institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and prior approval of the Federal Reserve Board is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Federal Reserve Board (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Federal Reserve Board. If an application is not required, the institution must still provide prior notice to the Federal Reserve Board of the capital distribution if, like Victory Bank, it is a subsidiary of a holding company. In the event Victory Bank’s capital fell below its regulatory requirements or the Federal Reserve Board notified it that it was in need of increased supervision, Victory Bank’s ability to make capital distributions could be restricted. In addition, the Federal Reserve Board could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Federal Reserve Board determines that such distribution would constitute an unsafe or unsound practice.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire “control” of a bank holding company. An acquisition of “control” can occur upon the acquisition of 10.0% or more of the voting stock of a bank holding company or as otherwise defined by the Federal Reserve Board. Under the Change in Bank Control Act, the Federal Reserve Board has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a bank holding company.

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Source of Strength Doctrine. Under longstanding Federal Reserve policy which has been codified by the Dodd-Frank Act, we are expected to act as a source of financial strength to, and to commit resources to support, Victory Bank. This support may be required at times when we may not be inclined to provide it. In addition, any capital loans that we make to Victory Bank are subordinate in right of payment to deposits and to certain other indebtedness of Victory Bank. In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of Victory Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Incentive Compensation Guidance. The federal banking agencies have issued comprehensive guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of those organizations by encouraging excessive risk-taking. The incentive compensation guidance sets expectations for banking organizations concerning their incentive compensation arrangements and related risk-management, control and governance processes. The incentive compensation guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon three primary principles: (1) balanced risk taking incentives, (2) compatibility with effective controls and risk management, and (3) strong corporate governance. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or take other actions. In addition, under the incentive compensation guidance, a banking organization’s federal supervisor may initiate enforcement action if the organization’s incentive compensation arrangements pose a risk to the safety and soundness of the organization.

Federal Securities Laws

Shares of common stock purchased by persons who are not our affiliates may be resold without registration or pursuant to an exemption from registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

Future Legislation and Regulatory Reform

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute. Future legislation and policies, and the effects of that legislation and those policies, may have a significant influence on our business, activities and growth and the overall growth and distribution of loans, investments and deposits. Such legislation and policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue.

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Federal and State Taxation

Federal Income Taxation

General. Victory Bancorp and Victory Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Neither Victory Bancorp’s nor Victory Bank’s federal tax returns are currently under audit, and neither entity has been audited during the past five years.

The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Victory Bancorp or Victory Bank.

Method of Accounting. For federal income tax purposes, Victory Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

Bad Debt Reserves. Currently, Victory Bank uses the experience method to account for bad debt deductions for income tax purposes.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the “Code”) imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Victory Bancorp and Victory Bank are not subject to the AMT.

Net Operating Loss Carryforwards. A financial institution may carry net operating losses forward to the succeeding 20 taxable years. At December 31, 2015, Victory Bank had no net operating loss carryforwards for federal income tax purposes.

State Taxation

Pennsylvania State Taxation. Generally, the income of commercial institutions in Pennsylvania, which is calculated based on generally accepted accounting principles, subject to certain adjustments, is subject to Pennsylvania tax at 9.99%. Victory Bancorp is not currently under audit with respect to its Pennsylvania income tax returns and Victory Bancorp’s state tax returns have not been audited for the past five years. Victory Bancorp had no Pennsylvania state tax net operating loss carryforwards at December 31, 2015.

Victory Bank is a Pennsylvania chartered commercial bank and subject to the Pennsylvania Bank Shares Tax, and not Pennsylvania income tax. The Bank Shares Tax is currently imposed at the rate of 0.89% of shareholders’ equity at year end less adjustments for goodwill and holdings in U.S. obligations.

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DESCRIPTION OF VICTORY BANCORP CAPITAL STOCK

General

We are authorized to issue 10,000,000 shares of common stock, $1.00 par value and 2,000,000 shares of preferred stock, par value $1.00. As of December 31, 2015, we had 1,025,464 shares of common stock and 26,158 shares of Series E convertible preferred stock outstanding. Our board of directors may at any time, without additional approval of the holders of preferred stock or common stock, issue additional authorized shares of preferred stock or common stock.

Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

Voting Rights. Each holder of shares of common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends. Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. Our ability to pay dividends will be dependent on our earnings and financial condition and subject to certain restrictions imposed by state and federal laws.

No dividend will be declared or paid during any calendar year on the common stock unless and until there has been paid in full (or set apart for purposes of such payment) to the holders of our preferred stock, accrued and unpaid dividends on such shares of preferred stock, through the date on which we propose to pay the cash dividend on the common stock. See “—Preferred Stock” below.

No Preemptive or Conversion Rights. Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock and have no conversion or redemption rights.

Calls and Assessments. All of the issued and outstanding shares of our common stock are non-assessable and non-callable.

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of our Series E convertible preferred stock and any other preferred stock that may be issued and outstanding having preference over the common shares.

Preferred Stock

Our board of directors, without shareholder approval, is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The board of directors is also authorized to fix before the issuance thereof the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. Accordingly, our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of us.

The creation and issuance of any additional series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

We have one class of preferred stock outstanding at December 31, 2015, Series E convertible preferred stock. The company redeemed its Series F preferred stock on November 23, 2015.

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Series E Convertible Preferred Stock. The Series E convertible preferred stock consists of up to 50,000 shares, par value $1.00 per share, having a liquidation preference of $100 per share. The holders of the Series E convertible preferred stock have no preemptive rights.

We have not issued any class or series of our capital stock the terms of which provide that such class or series will rank senior to the Series E convertible preferred stock as to payment of dividends or distribution of assets upon our liquidation, dissolution or winding-up, without the approval of the holders of at least a majority of the shares of our Series E convertible preferred stock then outstanding and any class or series of Parity Securities (defined below) then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. See “—Voting Rights.” We may, however, from time to time, without notice to or consent from holders of the Series E convertible preferred stock, create and issue Parity Securities and Junior Securities (defined below).

Ranking

The Series E convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, rank:

•	senior to our common stock and each other class of capital stock or series of preferred stock established after the original issue date of the Series E convertible preferred stock (the “Issue Date”) by our board of directors, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series E convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (collectively referred to as “Junior Securities”);
•	on parity with the Series F preferred stock and any other class of capital stock or series of preferred stock established after September 22, 1011 (the “Issue Date”) by our board of directors, the terms of which expressly provide that such class or series will rank on parity with the Series E convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (collectively referred to as “Parity Securities”); and
•	junior to each class of capital stock or series of preferred stock established after the Issue Date by our board of directors and approved by a majority of the holders of our Series E convertible preferred stock and our Parity Securities, voting as a single class, the terms of which expressly provide that such class or series will rank senior to the Series E convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (collectively referred to as “Senior Securities”).

The rights of the holders of Series E convertible preferred stock are subordinate to the rights of our general creditors, including depositors.

Dividends

Dividends on the shares of the Series E convertible preferred stock are not mandatory. Holders of shares of our Series E convertible preferred stock are entitled to receive non-cumulative, quarterly cash dividends that will be payable on the last day of February, May, August and November of each year (each a “Dividend Payment Date”), beginning on the first quarter following the sale of the shares. Each period from and including a Dividend Payment Date (or the date of issuance of the Series E convertible preferred stock) to but excluding the following Dividend Payment Date is hereafter referred to as a “Dividend Period.” Dividends on the shares of Series E convertible preferred stock accrue at an annual rate of 7.0% per share. However, dividends are payable only if declared by our Board of Directors in its sole discretion, out of funds legally available for dividend payments. Dividends that are not declared for a Dividend Payment Date do not accrue on the Series E convertible preferred stock. Unless dividends have been declared and paid on the Series E convertible preferred stock, no dividends may be declared or paid on our common stock. See “—Limitation on Dividends” below.

If declared, quarterly dividends for each full Dividend Period will be $1.75 per share. We compute dividends payable on the Series E convertible preferred stock for any period greater or less than a full Dividend Period on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series E convertible preferred stock for each full Dividend Period are computed by dividing the per annum dividend rate by four, and multiplying the result by the stated value per share of $100, the product of which is rounded to the fifth digit after the decimal point (if the sixth digit to the right of the decimal point is five or greater, the fifth digit will be rounded up by one).

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Dividends paid in 2015 and 2014 on the Series E preferred stock totaled $183,000 for each year.

Limitation on Dividends

So long as any share of Series E convertible preferred stock remains outstanding, (1) no cash dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) and (2) no shares of Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than as (a) a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (b) repurchases in support of our employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities), unless, in each case, the full dividends for the most recent Dividend Payment Date on all outstanding shares of the Series E convertible preferred stock and Parity Securities have been paid or declared and a sum sufficient for the payment of those dividends has been set aside.

Except as provided below, for so long as any share of Series E convertible preferred stock remains outstanding, we may not declare, pay, or set aside for payment dividends on any Parity Securities for any period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current Dividend Period for all outstanding shares of Series E convertible preferred stock. To the extent that we declare dividends on the Series E convertible preferred stock and on any Parity Securities, but do not make full payment of such declared dividends, we must allocate the dividend payments on a pro rata basis among the holders of the shares of Series E convertible preferred stock and the holders of any such Parity Securities. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series E convertible preferred stock and all Parity Securities bear to each other.

Redemption

The shares of Series E convertible preferred stock are redeemable at our option and, with the prior approval of the Federal Reserve, if required, in whole or in part, at any time or from time to time, out of funds legally available for payment, on or after the third anniversary of the Issue Date at the cash redemption price of $100 per share of Series E convertible preferred stock, plus declared and unpaid dividends, if any, from any and all Dividend Payment Dates preceding the date fixed for redemption. All of our Series E convertible preferred stock is currently eligible for redemption by us. In addition, prior to December 11, 2019, unless we have redeemed all of the Series F preferred stock or the U.S. Treasury has transferred all of the Series F preferred stock to third parties, the consent of the U.S. Treasury will be required for us to redeem the Series E convertible preferred stock. The shares of Series E convertible preferred stock may be converted at any time prior to redemption at the option of the holder. See “—Optional Conversion Right” below.

If fewer than all of the outstanding shares of Series E convertible preferred stock are to be redeemed, we will select those to be redeemed pro rata, or by lot, or in any other manner as our board of directors may determine.

On and after the date fixed for redemption, provided that the redemption price has been paid or provided for, dividends will no longer be declared on the Series E convertible preferred stock called for redemption. These shares will no longer be deemed to be outstanding, and the holders of these shares will have no rights as shareholders, except the right to receive the amount payable on redemption, without interest, upon surrender of the shares of Series E convertible preferred stock to be redeemed.

Should we redeem any shares of Series E convertible preferred stock, notice of redemption will be given by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days before the redemption date, to the holders of record of the shares of Series E convertible preferred stock to be redeemed as their addresses appear on our stock register.

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Optional Conversion Right

Each share of the Series E convertible preferred stock may be converted at any time, at the option of the holder, into 19.7 shares of our common stock (which reflects an initial conversion price of $5.07 per share of common stock, to the extent the initial conversion price is increased above $5.07 per share, you will receive a corresponding decrease in the number of shares of our common stock upon conversion) plus cash in lieu of fractional shares, subject to anti-dilution adjustments (such rate or adjusted rate, the “Conversion Rate”). The Conversion Rate and the corresponding conversion price in effect at any given time are referred to as the “Applicable Conversion Rate” and the “Applicable Conversion Price,” respectively, and will be subject to adjustment as described below. The Applicable Conversion Price at any given time will be computed by dividing $100 by the Applicable Conversion Rate at such time.

If the conversion date is on or prior to the record date for any declared dividend for the Dividend Period in which you elect to convert, you will not receive any declared dividends for that Dividend Period. If the conversion date is after the record date for any declared dividend and prior to the corresponding Dividend Payment Date, you will receive that dividend on the relevant Dividend Payment Date if you were the holder of record on the record date for that dividend.

Adjustments to the Conversion Price

The conversion price will be subject to adjustment if, after the issue date, any of the following events occur:

•	we subdivide or combine our common stock;
•	we subdivide or combine our Series E convertible preferred stock; or
•	we reclassify, exchange or substitute the common stock issuable upon conversion into the same or different number of shares of any other class or classes of capital stock.

With respect to the first bullet point, in the event the outstanding shares of common stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of common stock, the Applicable Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of common stock shall be combined into a lesser number of shares of common stock, the Applicable Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

With respect to the second bullet point, in the event the outstanding shares of Series E convertible preferred stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Series E convertible preferred stock, the dividend rate, original issue price and liquidation preference of the Series E convertible preferred stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series E convertible preferred stock shall be combined into a lesser number of shares of Series E convertible preferred stock, the dividend rate, original issue price and liquidation preference of the Series E convertible preferred stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

With respect to the third bullet point, if the common stock issuable upon conversion of Series E convertible preferred stock shall be changed into the same or a different number of shares of any other class or classes of capital stock, whether by capital reorganization, reclassification or others (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of common stock which the holders would otherwise have been entitled to receive, each holder of Series E convertible preferred stock shall have the right thereafter to convert such shares of Series E convertible preferred stock into a number of shares of such other class or classes of capital stock which a holder of the number of shares of common stock deliverable upon conversion of Series E convertible preferred stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

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Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price, we, at our expense, will promptly compute such adjustment or readjustment in accordance with the terms set forth in our articles of incorporation and furnish to each holder of Series E convertible preferred stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Upon written request of any holder of Series E convertible preferred stock, at any time, we will provide a certificate setting forth (i) adjustments and readjustments, (ii) the Applicable Conversion Price at the time in effect, (iii) the number of shares of common stock and amount, if any, of other property which at the time would be received upon the conversion of Series E convertible preferred stock.

Business Combinations

In the event of any reclassification of our outstanding shares of common stock (other than a change in par value), or in the event of any consolidation, merger or share exchange of Victory Bancorp with or into another entity or any merger or consolidation of another entity with or into Victory Bancorp, other than a consolidation, merger or share exchange in which Victory Bancorp is the resulting or surviving entity and which does not result in any reclassification of the outstanding common stock (other than a change in par value), or in the event of any sale, lease or other disposition to another entity of all or substantially all of our assets, other than to one or more of our subsidiaries (any of the foregoing considered a business combination) each share of the Series E convertible preferred stock then outstanding shall be convertible, at the option of the holder, into the kind and amount of securities (of Victory Bancorp or another issuer), cash and other property receivable upon such reclassification or business combination by a holder of the number of shares of common stock into which such shares of the Series E convertible preferred stock could have been converted immediately prior to such reclassification or business combination, after giving effect to any adjustment event. These provisions apply to successive reclassifications or business combinations. The right of a holder of Series E convertible preferred stock to convert the holder’s shares of Series E convertible preferred stock into common stock prior to the effective date of a reclassification or business combination shall not be affected by this provision. Holders of Series E convertible preferred stock shall have no right to vote with respect to such reclassification or business combination, except as specifically required by Pennsylvania law. See “—Voting Rights.”

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Series E convertible preferred stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of the Series E convertible preferred stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the market value per share of our common stock determined as of the effective date of conversion based upon the closing pricing of our common stock on such date as reported by a national listing exchange or over-the-counter listing service, if our common stock is so listed or quoted at such time. In the absence of such listing, the book value of our common stock will be substituted for market value in determining such cash payment.

If more than one share of the Series E convertible preferred stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series E convertible preferred stock so surrendered.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of Series E convertible preferred stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $100 per share of Series E convertible preferred stock, plus an amount equal to any declared but unpaid dividends thereon, out of assets legally available for distribution to our shareholders, before any distribution of assets is made to the holders of our common stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the holders of Series E convertible preferred stock will not be entitled to any further participation in any distribution of assets by us, and will have no right or claim to any of our remaining assets.

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In the event that our assets available for distribution to shareholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series E convertible preferred stock and the corresponding amounts payable on any Parity Securities, the holders of Series E convertible preferred stock and the holders of such other Parity Securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.

Voting Rights

The holders of our Series E convertible preferred stock have no voting rights except as required by Pennsylvania law and as set forth in our articles of incorporation.

Miscellaneous

We have reserved and keep available out of the authorized and unissued shares of our common stock, solely for issuance upon the conversion of the Series E convertible preferred stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the Series E convertible preferred stock then outstanding. Any shares of the Series E convertible preferred stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Series F Preferred Stock. On September 22, 2011 we entered into a Purchase Agreement with the Treasury, pursuant to which we issued and sold to the Treasury 3,431 shares of our Series F preferred stock having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for proceeds of $3,431,000. The Purchase Agreement was entered into, and the Series F preferred stock was issued, pursuant to the Treasury’s Small Business Lending Fund Program, a $30 billion fund established under the Small Business Jobs Act of 2010 that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. A portion of the proceeds were used to redeem preferred stock that we previously issued to the United States Department of the Treasury under the Capital Purchase Program. The remaining proceeds were contributed to the Bank as additional capital for future growth.

The dividend rate on the Series F preferred stock is calculated as a percentage of the aggregate Liquidation Amount of the outstanding Series F preferred stock, and is based on changes in the level of Qualifying Small Business Lending (“QSBL”) (as defined in the Purchase Agreement) by Victory Bancorp. Based upon the increase in our level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period, which is from the date of issuance through December 31, 2011, was set at approximately 1.0% for the 2nd through 10th calendar quarters, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of change in our level of QSBL. For the 11th calendar quarter through 4.5 years after issuance, the dividend rate will be fixed at between 1% and 7% based upon the increase in QSBL as compared to the baseline. After 4.5 years from issuance, which was March 2016, the dividend rate on the Series F preferred stock will increase to 9%. The dividend rate was 1.00% at December 31, 2014.

The Series F preferred shares are non-voting, other than class voting rights on matters that could adversely affect the shares. The preferred shares are redeemable at any time, with Treasury, Federal Reserve and FDIC approval.

Dividends paid in 2015 and 2014 for the Series F preferred shares totaled $39,000 and $34,000, respectively.

71

The Series F preferred shares were redeemed from the Treasury on November 23, 2015.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Computershare Trust Company of Canada.

LEGAL OPINIONS

The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP. Kilpatrick Townsend & Stockton LLP has consented to the references to their opinion in this Offering Circular.

Independent Certified Public Accountants

The Consolidated Financial Statements of Victory Bancorp and subsidiary as of and for the years ended December 31, 2015 and 2014, included in this Offering Circular have been audited by BDO USA, LLP, as its independent certified public accountants, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission the offering circular on Form 1-A pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Form 1-A, including the exhibits, contains additional relevant information about us and our common stock. You may read and copy the Form 1-A at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms.

72

The Victory Bancorp, Inc.

Consolidated Financial Statements

December 31, 2015 and 2014

The report accompanying these financial statements was issued by

BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

The Victory Bancorp, Inc.

Contents

F-1

Tel: 717-233-8800 Fax: 717-233-8801 www.bdo.com	945 E. Park Drive, Suite 103 Harrisburg, PA 17111

Independent Auditor’s Report

To the Board of Directors

The Victory Bancorp, Inc.

Limerick, Pennsylvania

We have audited the accompanying consolidated financial statements of The Victory Bancorp, Inc. and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-2

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Victory Bancorp, Inc. and its subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

April 14, 2016

F-3

Consolidated Financial Statements

F-4

The Victory Bancorp, Inc.

Consolidated Balance Sheets
(in thousands, except share data)

December 31,	2015	2014

Assets
Cash and due from banks	$2,684	$1,912

Cash and cash equivalents	2,684	1,912

Securities available-for-sale	1,098	1,558
Loans receivable, net of allowance for loan losses of $1,762 at December 31, 2015 and $1,768 at December 31, 2014	165,378	146,376
Premises and equipment, net	3,657	3,845
Restricted investment in bank stocks	1,002	691
Accrued interest receivable	451	430
Other real estate owned	273	282
Bank owned life insurance	1,385	1,346
Other assets	787	894

Total Assets	$176,715	$157,334

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Non-interest bearing	$19,735	$17,423
Interest-bearing	121,636	112,503

Total deposits	141,371	129,926

Borrowings	19,407	13,331
Subordinated debt	4,915	-
Accrued interest payable and other liabilities	321	716

Total Liabilities	166,014	143,973

Stockholders’ Equity
Preferred stock, $1 par value; authorized 2,000,000 shares:
Series E non-cumulative, convertible, $100 liquidation value 26,158 shares issued and outstanding; total liquidation value $2,616	2,616	2,616
Series F cumulative, non-convertible, $1,000 liquidation value 3,431 shares issued and outstanding: total liquidation value $3,431	-	3,431
Common stock, $1 par value; authorized 10,000,000 shares; issued and outstanding 1,025,464 shares	1,025	1,025
Surplus	9,221	9,221
Accumulated deficit	(2,176)	(2,968)
Accumulated other comprehensive income	15	36

Total Stockholders’ Equity	10,701	13,361

Total Liabilities and Stockholders’ Equity	$176,715	$157,334

See accompanying notes to consolidated financial statements.

F-5

The Victory Bancorp, Inc.

Consolidated Statements of Income
(in thousands)

Years Ended December 31,	2015	2014

Interest Income
Interest and fees on loans	$7,990	$7,411
Interest on investment securities	82	69
Other interest income	3	3

Total Interest Income	8,075	7,483

Interest Expense
Deposit	1,046	946
Borrowings	199	113

Total Interest Expense	1,245	1,059

Net interest income	6,830	6,424

Provision for Loan Losses	272	231

Net Interest Income After Provision for Loan Losses	6,558	6,193

Non-Interest Income
Service charges and activity fees	128	130
Net gains on sales of loans	31	155
Other income	94	94

Total Non-Interest Income	253	379

Non-Interest Expenses
Salaries and employee benefits	3,079	3,016
Occupancy and equipment	473	462
Legal and professional fees	307	243
Merger related costs	-	196
Advertising and promotion	59	137
Loan expenses	153	117
Data processing costs	689	618
Supplies, printing and postage	81	90
Telephone	32	32
Entertainment	82	106
Mileage and tolls	41	51
Insurance	77	75
FDIC insurance premiums	107	63
Dues and subscription	50	47
Shares tax	109	107
Other	135	159

Total Non-Interest Expense	5,474	5,519

Income before income taxes	1,337	1,053

Income Taxes	(323)	(448)

Net income	1,014	605

Preferred Stock Dividends	222	217

Net Income Available to Common Stockholders	$792	$388

See accompanying notes to consolidated financial statements.

F-6

The Victory Bancorp, Inc.

Consolidated Statements of Comprehensive Income
(in thousands)

Years Ended December 31,	2015	2014

Net Income	$1,014	$605

Other Comprehensive (Loss) Income
Unrealized holding (loss) gain arising on securities available-for-sale	(32)	23
Tax effect	11	(8)

Other comprehensive (loss) income	(21)	15

Total Comprehensive Income	$993	$620

See accompanying notes to consolidated financial statements.

F-7

The Victory Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity
(in thousands)

	Preferred Stock	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income	Total

Balance, January 1, 2014	$6,047	$1,025	$9,221	$(3,356)	$21	$12,958

Net income	-	-	-	605	-	605
Other comprehensive income	-	-	-	-	15	15
Cash dividends on preferred stock	-	-	-	(217)	-	(217)

Balance, December 31, 2014	6,047	1,025	9,221	(2,968)	36	13,361

Redemption of preferred stock	(3,431)	-	-	-	-	(3,431)
Net income	-	-	-	1,014	-	1,014
Other comprehensive loss	-	-	-	-	(21)	(21)
Cash dividends on preferred stock	-	-	-	(222)	-	(222)

Balance, December 31, 2015	$2,616	$1,025	$9,221	$(2,176)	$15	$10,701

See accompanying notes to consolidated financial statements.

F-8

The Victory Bancorp, Inc.

Consolidated Statements of Cash Flows
(in thousands)

Years Ended December 31,	2015	2014

Cash Flows from Operating Activities
Net income	$1,014	$605
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	272	231
Depreciation and amortization	298	308
Deferred income taxes	64	448
Net amortization of investment securities	3	5
Earnings on bank owned life insurance	(39)	(40)
Net realized gains on sale of loans held for sale	(31)	(155)
Origination of loans held for sale	(335)	(1,384)
Proceeds from sale of loans held for sale	366	1,539
Net gain on sale of real estate owned	(13)	-
Increase in accrued interest receivable	(21)	(5)
(Increase) decrease in other assets	54	24
Increase in accrued interest payable	40	19
(Decrease) increase in other liabilities	(435)	127

Net Cash Provided by Operating Activities	1,237	1,722

Cash Flows from Investing Activities
Activity in available-for-sale securities:
Proceeds from maturities, calls and principal pay downs	425	361
Net increase in loans	(19,547)	(17,552)
Proceeds from the sale of real estate owned	295	-
Purchase of restricted investment in bank stocks	(311)	(64)
Purchases of premises and equipment	(110)	(193)

Net Cash Used in Investing Activities	(19,248)	(17,448)

Cash Flows from Financing Activities
Net increase in deposits	11,445	9,800
Net proceeds from issuance of subordinated debt	4,915	-
Redemption of preferred stock	(3,431)	-
Cash dividends on preferred stock	(222)	(217)
(Retirement of) proceeds from long-term borrowing	(3,000)	4,500
Net increase in short-term borrowing	9,076	1,166

Net Cash Provided by Financing Activities	18,783	15,249

Net increase (decrease) in cash and cash equivalents	772	(477)

Cash and Cash Equivalents, Beginning	1,912	2,389

Cash and Cash Equivalents, Ending	$2,684	$1,912

Supplementary Cash Flows Information
Income taxes paid	$350	$-
Interest paid	$1,205	$1,040

Supplementary Schedule of Noncash Investing and Financing Activities
Other real estate acquired in settlement of loans	$273	$282

See accompanying notes to consolidated financial statements.

F-9

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of The Victory Bancorp, Inc. (the “Corporation”) are prepared on the accrual basis and include the accounts of The Victory Bancorp, Inc. and its wholly-owned subsidiary, The Victory Bank (the “Bank”). All significant intercompany accounts and transactions have been eliminated from the accompanying consolidated financial statements.

Organization and Nature of Operations

The Victory Bancorp, Inc. is a registered bank holding company, which owns 100% of the outstanding capital stock of The Victory Bank. The Corporation was incorporated under the laws of the State of Pennsylvania in 2009 for the purpose of serving as The Victory Bank’s holding company. The holding company structure provides flexibility for growth through expansion of core business activities and access to varied capital raising operations. The Corporation’s primary business activity consists of ownership of all of the outstanding stock of The Victory Bank. As of December 31, 2015, the Corporation had 306 stockholders of record.

The Bank is a Pennsylvania chartered commercial bank which was chartered in January 2008. The Bank operates a full-service commercial and consumer banking business in Montgomery County, Pennsylvania. The Bank’s focus is on small- and middle-market commercial and retail customers. The Bank originates secured and unsecured commercial loans, commercial mortgage loans, consumer loans and construction loans and does not make subprime loans. The Bank also offers revolving credit loans, small business loans and automobile loans. The Bank offers a variety of deposit products, including demand and savings deposits, regular savings accounts, investment certificates and fixed-rate certificates of deposit. As a state-chartered bank, the Bank is subject to regulation of the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation.

Subsequent Events

In preparing these consolidated financial statements, the Bank evaluated the events and transactions that occurred from December 31, 2015 through April 14, 2016, the date these consolidated financial statements were available for issuance.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the fair value of financial instruments, the determination of other-than-temporary impairment of investment securities and the valuation of deferred tax assets.

F-10

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within Montgomery County, Pennsylvania. Note 4 discusses the types of lending that the Bank engages in. Although the Bank has a diversified loan portfolio, its borrowers’ ability to honor their contracts is influenced by the economy of Montgomery County and the surrounding areas.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold, all of which mature within ninety days. Generally, federal funds are sold for one day periods.

Securities

Management determines the appropriate classification of debt investment securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums, or unaccreted discounts. At December 31, 2015 and 2014, the Corporation had no investment securities classified as held-to-maturity.

Securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available-for-sale. These securities are carried at fair value, which is determined by obtaining quoted market prices or matrix pricing. Unrealized gains and losses are excluded from earnings and are reported in other comprehensive income. Realized gains and losses are recorded on the trade date and are determined using the specific identification method. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Management evaluates securities for other-than-temporary impairment on at least an annual basis, and more frequently when economic or market concerns warrant such evaluation. Declines in fair value of debt securities below their cost that are deemed to be other-than-temporary are separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not management intends to sell or expects that it is more likely than not that it will be required to sell the debt security prior to any anticipated recovery in fair value.

F-11

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

U.S. Small Business Association (SBA) Lending Activities

The Bank originates loans to customers in its primary market area under an SBA program that generally provides for SBA guarantees of up to 90 percent of each loan. The Bank generally sells the guaranteed portion of its SBA loans to a third party and retains the servicing, holding the nonguaranteed portion in its portfolio. When the guaranteed portion of an SBA loan is sold, the premium received on the sale and the present value of future cash flows of the servicing assets, less the discount retained, are recognized in income.

SBA mortgage servicing assets are recognized separately when rights are acquired through the sale of the SBA guaranteed portion. These mortgage servicing rights are initially measured at fair value at the date of sale and a gain is recognized equal to the fair value of MSRs on the date of sale. To determine the fair value of mortgage servicing rights (MSRs), the Bank uses market prices for comparable mortgage servicing contracts, when available, or alternatively, uses a valuation model that calculates the present value of estimated future net servicing income. In using this valuation method, the Bank incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost to service, the discount rate, custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, default rates, late fees and losses.

These MSRs are amortized in proportion to, and over the period of, the estimated net servicing income or net servicing loss and measured for impairment based on fair value at each reporting date. The amortization of the MSRs is analyzed periodically and is adjusted to reflect changes in prepayment rates and other estimates.

Serviced loans sold to others are not included in the accompanying consolidated balance sheets. Income (losses) and fees collected for loan servicing are included in non-interest income.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Corporation is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial term, commercial mortgage, commercial lines of credit, and construction. Consumer loans consist of the following classes: home equity and other consumer.

F-12

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial term, lines of credit and mortgage loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial mortgage loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial mortgage loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Construction lending is generally considered to involve high risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally difficult to evaluate and monitor.

Home equity loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages and home equity loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Risks associated with home equity loans in second lien positions are greater than those in first position due to the subordinate nature of the loans.

Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are unsecured. Risks associated with other consumer loans tend to be greater due to unsecured position or the rapidly depreciating nature of the underlying assets.

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

F-13

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Allowance for Loan Losses

The allowance for loan losses (“allowance”) represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The allowance is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.
2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.
3.	Nature and volume of the portfolio and terms of loans.
4.	Volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.
5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.
6.	Effect of external factors, such as competition and legal and regulatory requirements.
7.	Experience, ability and depth of lending management staff.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

F-14

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial term, commercial mortgage, commercial lines of credit and commercial construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Corporation’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual, home equity loans and other consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Corporation grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date at a below market interest rate based on the credit risk associated with the loan. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

F-15

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

Banking regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowance for loan losses and may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is recorded over the shorter of the estimated useful life or lease term.

Restricted Investment in Bank Stocks

Restricted investment in bank stocks, which represents required investments in the common stock of correspondent banks, is carried at cost, and consists of $60,000 common stock of the Atlantic Community Bankers Bank (ACBB) at December 31, 2015 and 2014 and Federal Home Loan Bank of Pittsburgh (FHLB) stocks totaling $941,500 and $631,000 at December 31, 2015 and 2014, respectively.

F-16

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Income Taxes

Current income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the current period taxable income. The Corporation determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, net operating loss carryforwards, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense (benefit) results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Corporation accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

The Corporation evaluates the carrying amount of its deferred tax assets on a quarterly basis or more frequently, if necessary, in accordance with the guidance provided in Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 740 (ASC 740), in particular, applying the criteria set forth therein to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management makes a determination based on the available evidence that it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods, a valuation allowance is calculated and recorded. These determinations are inherently subjective and dependent upon estimates and judgments concerning management’s evaluation of both positive and negative evidence.

In conducting the deferred tax asset analysis, the Corporation believes it is important to consider the unique characteristics of an industry or business. In particular, characteristics such as business model, level of capital and reserves held by financial institutions and their ability to absorb potential losses are important distinctions to be considered for bank holding companies like the Corporation. Most importantly, it is also important to consider that net operating losses for federal income tax purposes can generally be carried forward for a period of twenty years. In order to realize deferred tax assets, the Corporation must generate sufficient taxable income in such future years.

F-17

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

In assessing the need for a valuation allowance, the Corporation carefully weighed both positive and negative evidence currently available. Judgment is required when considering the relative impact of such evidence. The weight given to the potential effect of positive and negative evidence must be commensurate with the extent to which it can be objectively verified. A cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome. As a result of continued profitability and taxable income in recent years, the Corporation has concluded that no valuation allowance is required for the deferred tax assets at December 31, 2015.

The Corporation recognizes interest and penalties on income taxes, if any, as a component of the provision for income taxes. There were no interest and penalties recognized during the years ended December 31, 2015 or 2014.

Federal and state tax returns for the years 2012 through 2014 are open for examination as of December 31, 2015.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of stockholders’ equity section of the consolidated balance sheets, such items along with net income are components of comprehensive income (loss).

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated balance sheets when they are funded.

Employee Benefit Plan

The Bank has established a 401(k) plan (“the Plan”). Under the Plan, all employees are eligible to contribute the maximum allowed by the Internal Revenue Code of 1986, as amended. The Bank may make discretionary matching contributions. For the years ended December 31, 2015 and 2014, expense attributable to the Plan amounted to $61,000 and $58,000, respectively.

F-18

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Share-Based Compensation

The Bank follows the provisions of ASC 718-10, Compensation – Stock Compensation. This standard requires the Bank to recognize the cost of employee and organizer services received in share-based payment transactions and measure the cost based on the grant-date fair value of the award. The cost will be recognized over the period during which the employee or organizer is required to provide service in exchange for the award.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employee’s service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the fair value of the Corporation’s common stock at the date of grant is used for restricted stock awards.

2. Restrictions on Cash and Due from Banks

In return for services obtained through correspondent banks, the Bank is required to maintain non-interest bearing cash balances in those correspondent banks. At December 31, 2015 and 2014, compensating balances totaled $150,000.

3. Securities Available-for-Sale

The amortized cost and fair value of securities as of December 31, 2015 and 2014 is summarized as follows (in thousands):

December 31, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Residential mortgage-backed securities	$1,075	$24	$(1)	$1,098

	$1,075	$24	$(1)	$1,098

December 31, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Residential mortgage-backed securities	$1,503	$55	$-	$1,558

	$1,503	$55	$-	$1,558

Residential mortgage-backed securities are comprised of FHLMC and GNMA pass through certificates at December 31, 2015 and 2014.

F-19

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The unrealized losses and related fair value of investment securities available for sale with unrealized losses less than 12 months and those with unrealized losses 12 months or longer as of December 31, 2015 are as follows (in thousands):

December 31,	2015

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Residential mortgage-backed securities	$129	$(1)	$-	$-	$129	$(1)

Total	$129	$(1)	$-	$-	$129	$(1)

There was one individual investment security in an unrealized loss position less than 12 months as of December 31, 2015 and there were no investment securities in an unrealized loss position as of December 31, 2014. The unrealized loss position at December 31, 2015 is the result of interest rate changes and do not represent other than temporary impairment of the security.

The amortized cost and fair value of securities as of December 31, 2015 and 2014, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities may differ from contractual maturities because the securities may be called without any penalties (in thousands).

	2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or under	$-	$-	$-	$-
Due after one year through five years	-	-	-	-
Due after five years through ten years	-	-	-	-
Mortgage-backed investment securities	1,075	1,098	1,503	1,558

	$1,075	$1,098	$1,503	$1,558

F-20

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

4. Loans Receivable

The composition of loans receivable at December 31, 2015 and 2014 is as follows (in thousands):

	2015	2014

Commercial term	$22,538	$19,389
Commercial mortgage	79,736	72,038
Commercial line	20,051	20,192
Construction	18,567	11,895
Home equity	7,868	9,519
Consumer	18,415	15,105

Total loans	167,175	148,138

Deferred (fees) costs, net	(35)	6
Allowance for loan losses	(1,762)	(1,768)

Net Loans	$165,378	$146,376

Allowance for Loan Losses and Recorded Investment in Financial Receivables

The following tables summarize the activity in the allowance for loan losses by loan class for the year ended December 31, 2015 and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan class as of December 31, 2015 (in thousands):

	Allowance for Loan Losses
	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial term	$211	$-	$-	$(25)	$186	$-	$186
Commercial mortgage	672	150	-	112	634	59	575
Commercial line	179	130	2	117	168	-	168
Construction	102	-	-	44	146	-	146
Home equity	60	-	-	(3)	57	-	57
Consumer	93	-	-	20	113	-	113
Unallocated	451	-	-	7	458	-	458

	$1,768	$280	$2	$272	$1,762	$59	$1,703

F-21

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

	Loans Receivables
	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial term	$22,538	$128	$22,410
Commercial mortgage	79,736	979	78,757
Commercial line	20,051	34	20,017
Construction	18,567	-	18,567
Home equity	7,868	-	7,868
Consumer	18,415	-	18,415

	$167,175	$1,141	$166,034

The following tables summarize the activity in the allowance for loan losses by loan class for the year ended December 31, 2014 and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan class as of December 31, 2014 (in thousands):

	Allowance for Loan Losses
	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial term	$203	$27	$-	$35	$211	$48	$163
Commercial mortgage	423	100	-	349	672	119	553
Commercial line	90	-	4	85	179	-	179
Construction	71	-	-	31	102	-	102
Home equity	66	-	-	(6)	60	-	60
Consumer	71	-	-	22	93	-	93
Unallocated	736	-	-	(285)	451	-	451

	$1,660	$127	$4	$231	$1,768	$167	$1,601

	Loans Receivables
	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial term	$19,389	$175	$19,214
Commercial mortgage	72,038	874	71,164
Commercial line	20,192	-	20,192
Construction	11,895	750	11,145
Home equity	9,519	-	9,519
Consumer	15,105	-	15,105

	$148,138	$1,799	$146,339

F-22

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Impaired Loans

The following table summarizes information in regards to impaired loans by loan portfolio class as of December 31, 2015 and for the year then ended (in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Allowance

With no related allowance recorded:
Commercial term	$128	$308	$-
Commercial mortgage	788	1,062	-
Commercial line	34	165	-
Construction	-	-	-
Home equity	-	-	-
Consumer	-	-	-

With an allowance recorded:
Commercial term	$-	$-	$-
Commercial mortgage	191	191	59
Commercial line	-	-	-
Construction	-	-	-
Home equity	-	-	-
Consumer	-	-	-

Total:
Commercial term	$128	$308	$-
Commercial mortgage	979	1,253	59
Commercial line	34	165	-
Construction	-	-	-
Home equity	-	-	-
Consumer	-	-	-

	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial term	$128	$-
Commercial mortgage	893	10
Commercial line	139	4
Construction	-	-
Home equity	-	-
Consumer	-	-

With an allowance recorded:
Commercial term	$-	$-
Commercial mortgage	250	4
Commercial line	-	-
Construction	-	-
Home equity	-	-
Consumer	-	-

Total:
Commercial term	$128	$-
Commercial mortgage	1,143	14
Commercial line	139	4
Construction	-	-
Home equity	-	-
Consumer	-	-

F-23

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The following table summarizes information in regards to impaired loans by loan portfolio class as of December 31, 2014 and for the year then ended (in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Allowance

With no related allowance recorded:
Commercial term	$127	$296	$-
Commercial mortgage	410	409	-
Commercial line	-	-	-
Construction	750	750	-
Home equity	-	-	-
Consumer	-	-	-

With an allowance recorded:
Commercial term	$48	$49	$48
Commercial mortgage	464	664	119
Commercial line	-	-	-
Construction	-	-	-
Home equity	-	-	-
Consumer	-	-	-

Total:
Commercial term	$175	$345	$48
Commercial mortgage	874	1,073	119
Commercial line	-	-	-
Construction	750	750	-
Home equity	-	-	-
Consumer	-	-	-

	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial term	$128	$-
Commercial mortgage	104	15
Commercial line	-	-
Construction	191	4
Home equity	-	-
Consumer	-	-

With an allowance recorded:
Commercial term	$52	$-
Commercial mortgage	331	5
Commercial line	-	-
Construction	-	-
Home equity	-	-
Consumer	-	-

Total:
Commercial term	$180	$-
Commercial mortgage	435	20
Commercial line	-	-
Construction	191	4
Home equity	-	-
Consumer	-	-

F-24

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Loans Receivable on Nonaccrual Status

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2015 and 2014 (in thousands):

	2015	2014

Commercial term	$128	$175
Commercial mortgage	910	874
Commercial line	34	-
Construction	-	750
Home equity	-	-
Consumer	-	-

	$1,072	$1,799

Interest income recognized on loans on non-accrual status during the years ended December 31, 2015 and 2014 was $18,000 and $24,000, respectively. Additional interest income that would have been recognized on non-accrual loans, had the loans been performing in accordance with the original terms of their contracts totaled $86,000 and $51,000 for the years ended December 31, 2015 and 2014, respectively.

At initial measurement, foreclosed assets acquired in settlement of loans are carried at fair value, less estimated costs to sell, and are titled Other real estate owned on the consolidated balance sheets. As of December 31, 2015 and 2014, there are $273,000 and $282,000, respectively, of foreclosed assets. As of December 31, 2015 and 2014, no consumer residential mortgages were foreclosed on or received via a deed in lieu transaction prior to the period end. As of December 31, 2015 and 2014, the Company has not initiated formal foreclosure proceedings on any consumer residential mortgages.

Credit Quality Indicators

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Bank’s internal risk rating system as of December 31, 2015 and 2014 (in thousands):

December 31, 2015	Pass	Special Mention	Substandard	Doubtful	Total

Commercial term	$22,267	$33	$238	$-	$22,538
Commercial mortgage	78,553	273	494	416	79,736
Commercial line	19,141	876	-	34	20,051
Construction	18,567	-	-	-	18,567
Home equity	7,868	-	-	-	7,868
Consumer	18,415	-	-	-	18,415

	$164,811	$1,182	$732	$450	$167,175

F-25

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014	Pass	Special Mention	Substandard	Doubtful	Total

Commercial term	$19,012	$41	$336	$-	$19,389
Commercial mortgage	70,562	319	953	204	72,038
Commercial line	19,833	147	212	-	20,192
Construction	11,145	-	750	-	11,895
Home equity	9,519	-	-	-	9,519
Consumer	15,105	-	-	-	15,105

	$145,176	$507	$2,251	$204	$148,138

Age Analysis of Past Due Loans Receivables

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2015 and 2014 (in thousands):

December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing

Commercial term	$-	$-	$128	$128	$22,410	$22,538	$-
Commercial mortgage	-	-	910	910	78,826	79,736	-
Commercial line	-	-	34	34	20,017	20,051	-
Construction	-	-	-	-	18,567	18,567	-
Home equity	-	-	-	-	7,868	7,868	-
Consumer	-	-	-	-	18,415	18,415	-

	$-	$-	$1,072	$1,072	$166,103	$167,175	$-

December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing

Commercial term	$-	$-	$175	$175	$19,214	$19,389	$-
Commercial mortgage	-	-	874	874	71,164	72,038	-
Commercial line	-	-	-	-	20,192	20,192	-
Construction	-	-	750	750	11,145	11,895	-
Home equity	-	-	-	-	9,519	9,519	-
Consumer	-	-	-	-	15,105	15,105	-

	$-	$-	$1,799	$1,799	$146,339	$148,138	$-

F-26

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Modifications

The Corporation may grant a concession or modification for economic or legal reasons related to a borrower's financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (TDR). The Corporation may modify loans through rate reductions, below market rates, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers' operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered to be impaired loans for purposes of calculating the Corporation's allowance for loan losses and presentation of loans.

The Corporation identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower's financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

There was one performing trouble debt restructuring and no defaults within twelve months of restructuring during the year ended December 31, 2015. There were no troubled debt restructurings or defaults within twelve months of restructuring during the year ended December 31, 2014. The commercial mortgage loan was modified for a six month temporary payment reduction in 2015.

Loan Sales

The Corporation originates and sells loans secured by the SBA. The Bank retains the unguaranteed portion of the loan and the servicing on the loans sold and receives a fee based upon the principal balance outstanding. During the years ended December 31, 2015 and 2014, the Bank sold loans held for sale for total proceeds of $366,000 and $1,539,000, respectively. The loan sales resulted in realized gains of $31,000 and $155,000 for the years ended December 31, 2015 and 2014, respectively. There were no SBA loans held for sale at December 31, 2015 and 2014.

Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in the servicing assets relate primarily to changes in prepayments that result from shifts in interest rates. The unpaid principal balances of loans serviced for others were $10,225,000 and $13,682,000 at December 31, 2015 and 2014, respectively. The following summarizes the activity pertaining to mortgage servicing rights using the amortization method for the years ended December 31, 2015 and 2014 (in thousands):

	2015	2014

Balance, beginning	$219	$267
Additions	6	35
Disposals	(28)	(55)
Amortization	(28)	(28)

Balance, Ending	$169	$219

F-27

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

5. Bank Premises and Equipment

The components of premises and equipment at December 31, 2015 and 2014 are as follows (in thousands):

	Estimated Useful Lives	2015	2014

Leasehold improvements	10 - 20 years	$935	$929
Computer equipment and software	3 - 5 years	877	794
Automobiles	3 years	180	205
Bank unique equipment	5 years	207	193
Furniture, fixtures and equipment	3 - 10 years	285	280
Building	40 years	1,687	1,687
Land		1,200	1,200

		5,371	5,288
Accumulated depreciation		(1,714)	(1,443)

		$3,657	$3,845

Depreciation and amortization expense charged to operations amounted to $298,000 and $308,000 for the years ended December 31, 2015 and 2014, respectively.

6. Deposits

The components of deposits at December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014

Demand, non-interest bearing	$19,735	$17,423
Demand interest bearing	12,144	9,001
Money market accounts	18,609	18,229
Savings accounts	63,682	59,573
Time, $250,000 and over	5,963	3,436
Time, other	21,238	22,264

	$141,371	$129,926

Included in money market deposits are brokered deposits of $7,033,000 and $3,007,000 at December 31, 2015 and 2014, respectively.

F-28

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

At December 31, 2015, the scheduled maturities of time deposits are as follows (in thousands):

Years ending December 31,

2016	$12,328
2017	5,684
2018	3,244
2019	4,410
2020	1,501
Thereafter	34

$27,201

Included in time deposits are brokered deposits of $2,277,000 and $2,500,000 at December 31, 2015 and 2014, respectively.

7. Borrowings

The Bank has a $1,500,000 unsecured federal funds overnight line of credit with a correspondent bank. Borrowings on the line of credit at December 31, 2015 and 2014 were $242,000 and $366,000, respectively.

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB). At December 31, 2015, the Bank has a total borrowing capacity with the FHLB of $83,351,000. FHLB advances at December 31, 2015 totaled $19,165,000, of which $6,165,000 were long term with a weighted-average interest rate of 1.56% maturing through 2019 and $13,000,000 were short-term with a weighted-average interest rate of 0.58%.

FHLB advances at December 31, 2014 totaled $12,965,000, of which $9,165,000 were long term with a weighted-average interest rate of 1.4% maturing through 2019 and $3,800,000 were short-term with a weighted-average interest rate of 0.27%.

Long-term debt at December 31, 2015 consists of the following FHLB advances (in thousands):

	Amount	Weighted Average Rate

Fixed rate advances maturing:
2017	$2,500	1.24%
2018	1,665	1.73%
2019	2,000	1.82%

	$6,165

F-29

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Long-term debt at December 31, 2014 consists of the following FHLB advances (in thousands):

	Amount	Weighted Average Rate

Fixed rate advances maturing:
2016	$3,000	1.06%
2017	2,500	1.24%
2018	1,665	1.73%
2019	2,000	1.82%

	$9,165

Advances from the FHLB are secured by FHLB stock and certain assets of the Corporation.

Subordinated Debt

On October 15, 2015, the Corporation closed a pooled private offering of $5.0 million of subordinated debt, net of offering costs of $86,000. Unamortized offering costs were $85,000 at December 31, 2015. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $100,000, on or after October 1, 2020 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on October 1, 2025. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Subordinated Loan Agreement.

The subordinated debt may be included in Tier 2 capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a fixed rate of interest of 3.35% to 3.95% through February 28, 2016 at which time the interest rate will increase to 6.75% to 7.35% until the debt is paid off or matures. The debt is subordinated to the claims of general creditors, is unsecured, and is ineligible as collateral for a loan by the Company.

8. Stockholders’ Equity

The Corporation is authorized to issue 50,000 shares of Series E Preferred Stock, par value of $1 per share. Holders of the shares are entitled to receive a quarterly non-cumulative dividend at an annual rate of 7.0% if and when declared by the Corporation’s Board of Directors. Non-cumulative dividends are payable quarterly on the Series E Preferred Stock, beginning January 1, 2011.

In 2011, the Corporation entered into a Purchase Agreement with the Treasury, pursuant to which the Corporation issued and sold to the Treasury 3,431 shares of its Preferred Stock, Series F, having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for proceeds of $3,431,000. The Purchase Agreement was entered into, and the Preferred Stock, Series F was issued, pursuant to the Treasury’s Small Business Lending Fund (SBLF) program, a $30 billion fund established under the Small Business Jobs Act of 2010 that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. A portion of the proceeds were used to redeem the Preferred Stock, Series A through Series D previously issued to the United States Department of the Treasury under the CPP. The remaining proceeds were contributed to the Bank as additional capital for future growth.

F-30

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The Series F Preferred Stock qualifies as Tier 1 capital for the Corporation. The dividend rate is calculated as a percentage of the aggregate Liquidation Amount of the outstanding Preferred Stock, Series F and is based on changes in the level of Qualifying Small Business Lending (QSBL) (as defined in the Purchase Agreement) by the Corporation. Based upon the increase in the Corporation’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period, which was from the date of issuance through December 31, 2011, was set at 1.0%. For the 2nd through 10th calendar quarters, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of change in the Corporation’s level of QSBL. For the 11th calendar quarter through 4.5 years after issuance, the dividend rate will be fixed at between 1% and 7% based upon the increase in QSBL as compared to the baseline. After 4.5 years from issuance, the dividend rate will increase to 9%. The dividend rate was 1.00% at December 31, 2014.

The Series F Preferred shares are non-voting, other than class voting rights on matters that could adversely affect the shares. The preferred shares are redeemable at any time, with Treasury, Federal Reserve and FDIC approval.

SBLF Redemption

On November 23, 2015, the Corporation redeemed all of the 3,431 outstanding shares of the Series F Preferred Stock. The aggregate redemption price of the Series F Preferred Stock was approximately $3.43 million, including dividends accrued but unpaid through the redemption date. The redemption of the Series F Preferred Stock terminates the Company’s participation in the SBLF program in full.

9. Federal Income Taxes

The components of income tax expense for the years ended December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014

Current	$259	$-
Deferred	64	448

	$323	$448

F-31

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The components of the net deferred tax asset at December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014

Deferred tax assets:
Allowance for loan losses	$546	$565
Organization and start-up costs	125	142
Nonqualified stock options	21	21
Net operating loss carryforwards	-	64
Other	-	41

Total tax assets	692	833

Deferred tax liabilities:
Depreciation	(58)	(103)
Deferred loan costs	(145)	(143)
Servicing asset	(57)	(74)
Unrealized gain on available-for-sale securities	(8)	(19)
Other	(17)	(34)

Total deferred tax liabilities	(285)	(373)

Net Deferred Tax Asset, Included in Other Assets	$407	$460

The income tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate of 34% to income before income taxes. The difference relates primarily to the impact of deductible and non-deductible merger expenses.

10. Transactions with Executive Officers, Directors and Principal Stockholders

The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties). There were loans receivable from related parties totaling $2,228,000 and $2,828,000 at December 31, 2015 and 2014, respectively. Loans originated for related parties totaled $78,000 and $276,000 and payments received were $678,000 and $131,000 for the years ended December 31, 2015 and 2014, respectively. Deposits of related parties totaled $3,453,000 and $3,696,000 as of December 31, 2015 and 2014, respectively.

F-32

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

11. Share-Based Compensation

Organizers of the Corporation were issued a total of 100,000 “organizer warrants” for their efforts during the organization and start-up of the Bank. These warrants were immediately exercisable, expire in 10 years and enabled the warrant holder to purchase one share of common stock at $10.00 per share for each warrant exercised. At December 31, 2015, there were 100,000 warrants outstanding, which expire in 2018.

In 2008, the Board of Directors adopted the 2008 Stock Option Plan (“2008 Plan”).

The 2008 Plan enables the Board of Directors to grant stock options to employees, directors, consultants, and other individuals who provide services to the Bank. The shares subject to or related to options under the 2008 Plan are authorized and unissued shares of the Corporation. The maximum number of shares that may be subject to options under the 2008 Plan is 205,092, all of which may be issued as incentive stock options and as non-qualified stock options. Incentive stock options are subject to limitations under Section 422 of the Internal Revenue Code. The Corporation has reserved, for the purposes of the 2008 Plan, out of its authorized and unissued shares, such number of shares. The 2008 Plan will terminate ten years from stockholder approval. Options may not be granted with an exercise price that is less than 100% of the fair market value of the Corporation’s common stock on the date of grant. Options may not be granted with a term longer than 10 years. However, any incentive stock option granted to any employee who, at the time such option is granted, owns more than 10% of the voting power of all classes of shares of the Corporation, its parent or of a subsidiary may not have a term of more than five years. Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Board of Directors. Generally, options will vest over a vesting period of equal percentages each year over an initial term no shorter than three years.

The fair value of each option granted during 2009 was estimated at $3.91 on the date of grant using the Black-Scholes option-pricing model.

There were no stock options granted during the years ended December 31, 2015 and 2014. There were 2,678 stock options forfeited in 2015 and no forfeitures in 2014. At December 31, 2015 and 2014, there were 64,640 and 67,318 options outstanding, respectively. At December 31, 2015, the weighted average remaining contractual term of stock options outstanding was 3 years with an aggregate intrinsic value of $0 and at December 31, 2014, the weighted average remaining contractual term of stock options outstanding was 4 years with an aggregate intrinsic value of $-0-.

There were no additional warrants granted during the years ended December 31, 2015 and 2014.

In 2013, the Board of Directors adopted the 2013 Equity Incentive Plan (“2013 Plan”). Under the 2013 Plan 228,000 shares were available to be issued in the form of performance awards that can be settled in stock or cash, restricted stock and restricted stock units, incentive stock options, non-qualified stock options, and stock appreciation rights. During the years ending December 31, 2015 and 2014, no awards were granted.

F-33

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

12. Financial Instruments with Off-Balance Sheet Risk

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Corporation had the following off-balance sheet financial instruments whose contract amounts represent credit risk at December 31, 2015 and 2014 (in thousands):

	2015	2014

Unfunded commitments under lines of credit	$28,928	$23,869
Unfunded commitments under letters of credit	701	263

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment. The liability associated with these commitments is not material at December 31, 2015.

13. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Information presented for December 31, 2015 reflects BASEL III capital requirements that became effective January 1, 2015. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of Common Equity Tier 1 Capital, total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2015, that the Bank meets all capital adequacy requirements to which it is subject.

F-34

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The Federal Deposit Insurance Corporation requires that the Bank maintain a ratio of Tier 1 leverage capital to total assets of at least 8% during the first seven years of operation. Under these guidelines, the Bank is considered “well capitalized” as of December 31, 2015 and 2014.

The Bank’s actual capital amounts and ratios at December 31, 2015 and 2014 are presented below (dollar amounts in thousands):

December 31, 2015	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio

Total capital (to risk weighted assets)	$16,882	10.2%	$	≥13,267	≥8.0%	$	≥16,584	≥10.0%
Tier 1 capital (to risk weighted assets)	15,120	9.1%		≥ 7,463	≥4.5%		≥10,780	≥ 6.5%
Common equity Tier 1 capital (to risk-weighted assets)	15,120	9.1%		≥ 9,950	≥6.0%		≥13,267	≥ 8.0%
Tier 1 capital (to average assets)	15,120	8.7%		≥ 6,950	≥4.0%		≥ 8,687	≥ 5.0%

December 31, 2014	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio

Total capital (to risk weighted assets)	$14,393	10.0%	$	≥11,482	≥8.0%	$	≥14,353	≥10.0%
Tier 1 capital (to risk weighted assets)	12,625	8.8%		≥ 5,741	≥4.0%		≥ 8,612	≥ 6.0%
Tier 1 capital (to average assets)	12,625	8.1%		≥ 6,266	≥4.0%		≥ 7,832	≥ 5.0%

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations.

14. Fair Value Measurements

Management uses its best judgment in estimating the fair value of the Corporation’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Corporation could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

F-35

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Determination of Fair Value

The Corporation uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Topic 820 Fair Value Measurements and Disclosures fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instruments.

Current fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within

Fair Value Hierarchy

The Corporation groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

F-36

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2015 and 2014 are as follows (in thousands):

December 31, 2015	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Residential mortgage-backed securities	$1,098	$-	$1,098	$-

December 31, 2014	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Residential mortgage-backed securities	$1,558	$-	$1,558	$-

Residential mortgage backed securities are comprised of FHLMC and GNMA pass through certificates at December 31, 2015 and 2014.

The Corporation’s available-for-sale investment securities, which include corporate financial institution bonds and mortgage-backed securities, are reported at fair value. These securities are valued by an independent third party. The valuations are based on market data. They utilize evaluated pricing models that vary by asset and incorporate available trade, bid and other market information. For securities that do not trade on a daily basis, their evaluated pricing applications apply available information such as benchmarking and matrix pricing. The market inputs normally sought in the evaluation of securities include benchmark yields, reported trades, broker/dealer quotes (only obtained from market makers or broker/dealers recognized as market participants), issuer spreads, two-sided markets, benchmark securities, bid, offers and reference data. For certain securities additional inputs may be used or some market inputs may not be applicable. Inputs are prioritized differently on any given day based on market conditions.

F-37

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Assets and liabilities measured at fair value on a non-recurring basis at December 31, 2015 and 2014 are summarized below (in thousands):

December 31, 2015	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans	$953	$-	$-	$953

December 31, 2014	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans	$345	$-	$-	$345

The Bank generally measures impairment for loans based on the fair value of the loan’s collateral. Fair value is determined based upon independent third-party appraisals of the properties or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

The following table presents additional quantitative information about assets measured at fair value on a non-recurring basis and for which the Corporation has utilized Level 3 inputs to measure fair value at December 31, 2015 and 2014 (dollars in thousands):

December 31, 2015	Total	Valuation Technique	Unobservable Input	Range (Weighted Average)

Impaired loans	$953	Appraisal of collateral	Appraisal discounts	0-5% (3)%
			Liquidation expenses	10%

December 31, 2014	Total	Valuation Technique	Unobservable Input	Range (Weighted Average)

Impaired loans	$345	Appraisal of collateral	Appraisal discounts	0-20% (10)%
			Liquidation expenses	0-10% (0)%

F-38

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation’s disclosures and those of other companies may not be meaningful. In addition to the fair value methods for available-for-sale securities and impaired loans, previously disclosed, the following methods and assumptions were used to estimate the fair values of a portion of the Corporation’s assets and liabilities at December 31, 2015 and 2014:

Cash and Cash Equivalents (Carried at Cost)

The carrying amounts reported in the consolidated balance sheets for cash and short-term instruments approximate those assets’ fair values.

Mortgage Servicing Asset (Carried Lower of Cost or Fair Value)

The fair value of the mortgage servicing asset is based on a valuation model that calculates the present value of estimated net servicing income. The valuation incorporates assumptions that market participants would use in estimating future net servicing income. The Corporation is able to compare the valuation model inputs and results to widely available published industry data for reasonableness.

Loans (Carried at Cost)

The fair values of fixed rate loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired loans are those in which the Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Other Real Estate Owned (OREO)

OREO assets are originally recorded at fair value less costs to dispose upon transfer of the loans to OREO. Subsequently, OREO assets are carried at the lower of carrying value or fair value less costs to dispose. The fair value of OREO is based on independent appraisals less selling costs. Appraised values may be discounted based upon management’s historical knowledge and changes in the market conditions from the time of the appraisal. Because of the high degree of judgment required in estimating the fair value of OREO and because of the relationship between fair value and general economic conditions, the Corporation considers fair values of OREO to be highly sensitive to market conditions. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

F-39

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Restricted Investments in Bank Stock (Carried at Cost)

The carrying amount of restricted investments in bank stock approximates fair value, and considers the limited marketability of such securities.

Accrued Interest Receivable and Payable (Carried at Cost)

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposits (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings (Carried at Cost)

The carrying amounts of short-term borrowings approximate fair value.

Long-Term Debt (Carried at Cost)

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Subordinated Debt (Carried at Cost)

Fair values of privately placed subordinated debt are estimated using discounted cash flow analysis, based on market rates currently offered on such debt with similar credit-risk characteristics, terms and remaining maturity.

Off-Balance Sheet Financial Instruments (Disclosed at Cost)

Fair values for the Corporation’s off-balance sheet financial instruments (lending commitments and lines of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing. The resulting amounts were immaterial at December 31, 2015 and 2014 and, therefore, not disclosed.

F-40

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The fair values, and related carrying amounts, of the Corporation’s financial instruments were as follows at December 31, 2015 and 2014 (in thousands):

	2015		2014
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Assets
Cash and cash equivalents	$2,684	$2,684	$1,912	$1,912
Securities available-for-sale	1,098	1,098	1,558	1,558
Restricted investments in bank stocks	1,002	1,002	691	691
Loans, net	165,378	164,993	146,376	147,031
Mortgage servicing asset	169	169	219	219
Accrued interest receivable	451	451	430	430

Liabilities
Deposits	141,371	140,930	129,926	129,448
Short term borrowings	13,242	13,242	4,166	4,166
Long-term debt	6,165	6,050	9,165	8,975
Subordinated debt	4,915	4,915	-	-
Accrued interest payable	83	83	43	43

Off Balance Sheet Asset (Liability)
Commitments to extend credit	-	-	-	-
Standby letters of credit	-	-	-	-

F-41

You should rely only on the information contained in this offering circular. The Victory Bancorp, Inc. has not authorized anyone to provide you with different information. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this offering circular in any jurisdiction in which, or to any person to whom, such offer or solicitation is not authorized or in which the person making the solicitation is not qualified to do so. Neither the delivery of this offering circular nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of The Victory Bancorp, Inc. since any of the dates as of which information is furnished in this offering circular or since the date of this offering circular.

The Victory Bancorp, Inc.

800,000 Shares of Common Stock

OFFERING CIRCULAR

_______________, 2016

PART III

EXHIBITS

Exhibit No.	Description

2.1	Articles of Incorporation of The Victory Bancorp, Inc.(1)
2.2	Bylaws of The Victory Bancorp, Inc.(1)
3.1	Form of Common Stock Certificate of The Victory Bancorp, Inc.(1)
3.2	Certificate of Designations for Preferred Stock Series E of The Victory Bancorp, Inc.(1)
3.3	Certificate of Designations for Preferred Stock Series F of The Victory Bancorp, Inc.(1)
4.1	Form of Subscription Agreement (1)
6.1	Employment Agreement by and among The Victory Bank and Joseph W. Major(1)
6.2	Employment Agreement by and among The Victory Bank and Robert H. Schultz (1)
6.3	Employment Agreement by and among The Victory Bank and Richard L. Graver(1)
6.4	Employment Agreement by and among The Victory Bank and Eric B. Offner(1)
6.5	Change in Control Severance Agreement by and among The Victory Bank and Saul S. Rivkin(1)
6.6	Change in Control Severance Agreement by and among The Victory Bank and Alexander S. Kroll(1)
6.7	The Victory Bancorp, Inc. 2013 Equity Incentive Plan(1)
6.8	The Victory Bank 401(k) Retirement Plan(1)
8.0	Form of Escrow Agreement by and among The Victory Bancorp, Inc. and Atlantic Community Bankers Bank(1)
10.1	Power of Attorney (contained in signature page)
11.1	Acknowledgment of BDO USA, LLP
11.2	Consent of Kilpatrick Townsend & Stockton LLP (contained in Exhibit 12.1)
12.1	Opinion of Kilpatrick Townsend & Stockton LLP

(1)	Incorporated herein by reference to the Company’s Form 1-A, filed with the Securities and Exchange Commission on April 23, 2015.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Limerick, Commonwealth of Pennsylvania, on April 19, 2016.

THE VICTORY BANCORP, INC.

By:	/s/ Joseph W. Major
Joseph W. Major
Chairman and Chief Executive Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Joseph W. Major and Robert H. Schultz, or either of them, acting alone, as his true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Offering Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Offering Statement as said officer or officers so acting deem(s) advisable.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Joseph W. Major	Chairman and Chief	April 19, 2016
Joseph W. Major	Executive Officer

/s/ Robert H. Schultz	Chief Financial Officer,	April 19, 2016
Robert H. Schultz	Chief Operating Officer and Secretary

/s/ Alan S. Apt	Director	April 19, 2016
Alan S. Apt

/s/ Matthew B. Bates	Director	April 19, 2016
Matthew B. Bates

/s/ Robert L. Brant	Director	April 19, 2016
Robert L. Brant

/s/ Michael A. Eddinger	Director	April 19, 2016
Michael A. Eddinger

/s/ Steven S. Gilmore	Director	April 19, 2016
Steven S. Gilmore

/s/ Karl Glocker	Director	April 19, 2016
Karl Glocker

/s/ Kevin L. Johnson	Director	April 19, 2016
Kevin L. Johnson

/s/ Dennis R. Urffer	Director	April 19, 2016
Dennis R. Urffer